ARTICLE 1
RECOGNITION AND SCOPE

A.	RECOGNITION

1.
In accordance with certification (R-7238) made by the National Mediation Board, the Company hereby recognizes the ASSOCIATION OF FLIGHT ATTENDANTS-CWA as the duly designated and authorized representative of the Flight Attendants in the employ of the Company for the purposes of the Railway Labor Act, as amended.

2.	The Company recognizes the right of Flight Attendants on the Frontier Flight Attendant System Seniority List to perform the Company's flying on the Company's aircraft as specified in this Agreement.

B.	SCOPE

1.	This Agreement covers all revenue flying performed on Company aircraft by Company Pilots.

2.
As used herein, the term “all revenue flying” will include, but not be limited to, all flying over the Company's present or future routes and extensions thereof, and any contract (government, military or commercial) flying, charter flying and any “wet-lease” flying performed by the Company

3.
All revenue flying covered by this Agreement will be performed by Flight Attendants whose names appear on the Frontier Airlines, Inc. Flight Attendant System Seniority Lists under the terms and conditions of the Agreement.

C.	SUCCESSOR

1.	The provisions of this Agreement will be binding upon any Successor.

2.
The Company will require any successor, assign, assignee, transferee, administrator, executor and/or trustee of the Company (“Successor”) resulting from the transfer (in a single transaction or in multi-step transactions) to the Successor of the ownership and/or control of all or substantially all of the equity securities and/or assets of the Company (a “Successorship Transaction”) to employ the Flight Attendants on the Frontier Airlines System Seniority List in accordance with the provisions of the Agreement and to assume and be bound by the Agreement.

3.
The Company and its Affiliates agree to give written notice of the terms of this Agreement to a proposed Successor, before concluding any Successorship Transaction. The Company agrees that no agreement or other legally binding commitment involving a Successorship Transaction will be signed or otherwise entered into, unless it is agreed in writing as a material and irrevocable condition of entering into, concluding and implementing the transaction, that this Agreement and recognition of the Association is assumed by the Successor(s), and that the Flight Attendants on the Frontier Airlines Flight Attendants' System Seniority List will be employed in accordance with the provisions of this Agreement. The Company will provide the Association with the details of, and material agreements related to, any such transaction in a timely manner.

D.
MERGER PROTECTION

In the event of a merger between the Company and another air carrier (i.e. the combination of all or substantially all the assets of the 2 carriers) where the pre-merger operations are integrated, the integration will be in accordance with Articles 2, 3, and 13 of the Labor Protective Provisions specified by the Civil Aeronautics Board in the Allegheny-Mohawk merger (“Allegheny-Mohawk LLP’s”). The term merger as used herein means joint action by the 2 carriers whereby they unify, consolidate, merge, or pool in whole or in part their separate airline facilities or any of the operations or services previously performed by them through such separate facilities.

E.
EXPEDITED ARBITRATION

Disputes concerning alleged violation of this Article 1 will be resolved by final and binding arbitration on an expedited basis directly before the Flight Attendants System Board of Adjustment sitting with a neutral member. The dispute will be heard no later than thirty (30) days following the submission to the System Board and decided no later than sixty (60) days after submission, unless the parties agree otherwise in writing.

F.	DEFINITIONS

1.	“Company” means Frontier Airlines, Inc.

2.
“Control” means the ownership of more than 50% of the outstanding capital stock of an entity or voting securities representing more than 50% of the total voting power of outstanding securities then entitled to vote generally in the election of such entity’s board of directors or other governing body.

ARTICLE 2
DEFINITIONS

1.
Active –The time a Flight Attendant is available for Duty Assignment or on paid time off.  A Flight Attendant on leave of absence, furlough, or another “no pay” status is not considered active, unless otherwise specified in this Agreement.

2.	ADD – To pick up additional trips in order to increase the value of a Flight Attendant’s line or to replenish his/her sick bank.

3.
Affiliate – As used in this Agreement, the term "Affiliate" refers to: any Parent; any Entity that Controls or manages the Company or any Entity that the Company Controls or manages, or; any Entity under Common Control with the Company, or; any other corporate subsidiary, parent or division of the Company, a Parent or any other Affiliate.

4.	Agreement (with capital “A”) – This Collective Bargaining Agreement (CBA) including any Letters of Agreement or Memorandum of Understanding between the Company and the Union.

5.	Artificial Credit – Unpaid credit used to adjust or build a schedule due to known absences.

6.	Association – See Union.

7.	Automated Bid System – A system that constructs monthly schedules for Flight Attendants based on his/her preference and seniority.

8.	Available to Assign (AVA) – A Flight Attendant available for assignment or reassignment per the terms of this Agreement.

9.	Award –An assignment given to a Flight Attendant based on his/her individual seniority and bid preferences, or as otherwise provided in this Agreement, as submitted through the Automated Bid System.

10.	Base – Any geographic locations designated by the Company where Flight Attendants are stationed and their duty assignments are scheduled to begin and end.

11.	Bid – Preferences submitted by a Flight Attendant through the Automated Bid System.

12.	Bid Period – A block of time, usually a calendar month, for which Flight Attendants bid and are awarded schedules. Under no circumstances will a Bid Period be less than 30 days.

13.	Block Hour/Block Time – The period of time beginning when an aircraft’s parking brake is released and the boarding door is closed and ending at Block In.

14.	Block In - The time at which an aircraft reaches a destination (generally at a gate), the parking brake is set, and the boarding door is open.

15.	Calendar day – Beginning at 0001 and ending at 2400.

16.	Call-out status – A period of time when a Reserve Flight Attendant must be available to receive duty assignments from Crew Scheduling.

17.
CDO (Continuous Duty Overnight/Standup) - A scheduled duty period that begins in one Calendar Day and ends in the following Calendar Day, which includes an overnight stay out of Domicile that is scheduled for less than FAR required minimum rest.

18.	Charter – An offline or online revenue flight that is not a regularly scheduled flight.

19.	COLA (Company Offered Leave of Absence) – A voluntary unpaid leave of absence for a period of time as offered by the Company and awarded as described in Article 12.D.

20.	Company – Frontier Airlines, Inc.

21.	Credit/Credit Time/Credit Hour – The total amount of time added to a Flight Attendants schedule. Includes block time, company business, training, or any other time used for pay purposes.

22.	Day off - A calendar day off free of any duty.

23.	Deadhead – Transportation at Company direction to or from a duty assignment.

24.	Debrief – The time allowed for completing post flight duties.

25.
Declared Irregular Operations (DIO) – A short-term event including weather, airport closure, etc. that significantly disrupts or that is predicted to significantly disrupt at least 25% of the total daily system flight segments.

26.	Domicile – See Base.

27.	DROP – The removal of flight(s) from the Flight Attendant’s schedule.

28.	Duty Assignment- The assignment of trip or other work by the Company.

29.	Duty Period/Duty Time – All time a Flight Attendant is on duty, commencing with report for duty and terminating when a Flight Attendant is released from duty.

30.	Emergency Leave – Unpaid time off for unavoidable serious circumstances up to 3 days with the approval of Inflight management.

31.	Ferry – A flight that does not transport revenue passengers used to reposition an aircraft to where it is needed.

32.
Flight Attendant – An employee of the Company whose name appears on the Flight Attendant Seniority List as defined by Article 10 of this Agreement, and whose duties include the performance of inflight and ground cabin services.

33.	Flight Attendant Commuter (FAC) – A Flight Attendant who lives in a different city other than his/her assigned base and commutes to base via air.

34.	Furlough – The involuntary removal of a Flight Attendant from active duty as a Flight Attendant due to a reduction in force.

35.	GO – Frontier Airlines, Inc., General Offices in Denver.

36.	Grievance – A complaint against the Company or another department that alleges contract violations or unfair disciplinary action.

37.	Ground Time – The amount of time between flight segments.

38.	International Flight– Any flight operating to or from a city outside the United States of America.

39.
Irregular Operation – Flights that are delayed or do not operate in accordance with the published schedule because of circumstances such as weather, maintenance, Air Traffic Control, acts of terror, security breaches or other similar circumstances.

40.	Job Share – As described in Article 5.E.7., a position offered for one bid period when overstaffing occurs to allow Flight Attendants to work low-time hours.

41.	Junior Assignment – An involuntary duty assignment given to a Flight Attendant on a scheduled day off.

42.	Layover – An overnight rest period outside the Flight Attendant’s base.

43.
Like Trip – A replacement trip due to a cancellation, schedule change, or an administrative error.  The replacement trip must fall within the following guidelines: Report time no more than 1 hour prior to the original report time and a release time of no more than 3 hours after the original release time for a “Reschedule” or 2 hours after the original release time for a “Reroute”.

44.	Line – A bid period award built in accordance with this Agreement that consists of assigned trips, days off, and pre-award requests.

45.	Line Holder – A Flight Attendant who has been awarded a line.

46.
Longevity – the period of time commencing on the Flight Attendant’s date of hire (as a Flight Attendant) which shall begin on the first day a Flight Attendant is scheduled to and reports to the Company’s Flight Attendant training program and continuing while the Flight Attendant is active, except where specifically stated otherwise in this Agreement.

47.
Low-time – As described in Article 5.I a position granted for a defined period of time to Flight Attendants who will be awarded between 37:30 and 58 hours and may work up to 59:59 hours per bid period.

48.	Mixed Line – A bid period award built in accordance with this Agreement that consists of trips, blocks of reserve days, days off, and pre-award requests.

49.	Month - A calendar month.

50.	Open Time – Trips or portions of trips that are unassigned or un-awarded with which Flight Attendants may ADD, or SWAP.

51.	Positive Contact – A live telephone or in-person conversation between a Flight Attendant and the Company.

52.	Pre-award – Request submitted prior to a bid period to accommodate pre-planned absences including, but not limited to: vacation, scheduled training, Company business, Union days, and jury duty.

53.	Ready Reserve (RR) – A period of time as defined in this Agreement when a

Reserve Flight Attendant is required to be on reserve at his/her base airport or another base airport.

54.	Red-eye – Any Duty Period, other than a CDO, that reports prior to and releases after, or the entire Duty Period occurs between, 0100 and 0300 Local Base Time.

55.	Release – Time when a Flight Attendant is relieved from duty.

56.	Report Time - The time a Flight Attendant is scheduled to report for a flight assignment, training, or other Company-assigned duty.

57.	Reroute - A change to a trip after 1800 the day prior to initial trip report.

58.	Reschedule – A change to a trip before 1800 the day prior to an initial trip report.

59.	Reserve – A Flight Attendant who was awarded a reserve line.

60.	Reserve day – A calendar day when a Reserve Flight Attendant is available for duty assignment.

61.	Reserve Line – A bid period award built in accordance with work rules of this Agreement consisting of Reserve days, days off and pre-award requests.

62.	RGS – Recurrent Ground School code for the automated bid system.

63.	RON – Remain overnight.

64.	Segment/Leg - A flight between cities that may or may not terminate in base.

65.	Seniority/Seniority Date - The length of service with the Company as a Flight Attendant.

66.	Short Call – A notification from Crew Scheduling to a Reserve Flight Attendant that requires the Flight Attendant to report for a duty assignment no later than 2 hours from the time of the call.

67.	SWAP – A trip swap with available Open Time via the automated bid system.

68.	Time Zones - Unless otherwise specified all times listed in this agreement are Eastern Time.

69.	TRADE – An exchange of flying, vacation or reserve days/duty periods (or other activities as allowed by this Agreement) between two Flight Attendants via the automated bid system.

70.	Transition - The period of time when trips may overlap bid periods.

71.	Trip/Sequence/Pairing – A segment or series of segments over one or more days that begin and end in a Flight Attendant’s base.

72.	Union – Association of Flight Attendants – CWA, AFL-CIO

73.	VAC – Vacation code for the automated bid system.

74.	Vacancy – Open Flight Attendant positions at a specified Base.

75.	Wet Lease – An Agreement between the Company and another air carrier in which the Company provides aircraft(s) and crew(s) to the other air carrier.

ARTICLE 3
COMPENSATION

A.	HOURLY RATE

Year of Service	Hourly Rate	Time and a Half Rate
0-1	$19.52	$29.28
1-2	$21.15	$31.73
2-3	$24.13	$36.2
3-4	$25.37	$38.06
4-5	$26.85	$40.27
5-6	$28.2	$42.3
6-7	$30.09	$45.14
7-8	$31.58	$47.38
8-9	$32.64	$48.96
9-10	$34.05	$51.07
10-11	$35.08	$52.62
11-12	$36.13	$54.19
12-13	$37.21	$55.82

1.	Flight Attendant pay is based on the hourly rates listed above.

2.	Flight Attendant hourly rate is paid for hours flown plus credit time per bid period. Schedules will be evaluated upon completion of the bid period.

3.	Flight Attendants will be paid actual or scheduled block time, whichever is greater, for segments flown.

4.	Flight Attendants will be paid at their hourly rate for total bid period block hours up to 86 hours.

5.	Flight Attendants will be paid 1.5 times the hourly rate for total bid period block hours over 86.

6.
Time may be dropped to a minimum of 60 hours, coverage permitting. Time may not be dropped below 60 hours unless approved by Inflight Management, or otherwise provided for by this Agreement. Hours dropped by a Flight Attendant will not be paid.

7.	Flight Attendants on Reserve will be paid based on a 75-hour guarantee.

8.	Flight Attendant Line Holders will be paid based on hours flown, except as otherwise provided by this Agreement. Additional credit time will be paid at the applicable rate.

9.	There is no line guarantee in effect for Line Holders.

10.
Flight Attendants will be paid on the 5th and 20th of each month. (If the 5th or 20th falls on a Saturday, Flight Attendants will be paid on the Friday before. If the 5th or the 20th falls on a Sunday, Flight

Attendants will be paid on the Monday after). Any unforeseen circumstances that would cause a change to this policy will be published in a memo.

11.
The check on the 5th of the month includes 37:30 hours plus per diem for the previous bid period. The check on the 20th includes the remainder of the hours flown in the previous bid period plus any adjustments from the previous bid period (e.g., over time, sick, vacation).

B.	AUTOMATED BID SYSTEM COST

In order to access the Automated Bid System services from a personal computer, a Flight Attendant must submit a payroll deduction form to payroll allowing $4.00 per pay period to be deducted from his/her paycheck for the Automated Bid System expenses. To access the Automated Bid System services at no charge, a Flight Attendant must use a Company authorized computer either at DIA operations or at the GO.

C.	EXPENSES AWAY FROM BASE (PER DIEM)

1.	The Company will pay directly for any hotel room required away from base.

2.
Per diem will be paid from 1 hour prior to scheduled departure at the beginning of the trip to 15 minutes after actual or scheduled block in at the end of the trip, whichever is greater. For international flights, per diem ends 30 minutes after the actual or scheduled block-in at the end of the trip, whichever is greater.

3.	Per diem stops at block-in plus 15 when there is a cancellation of a flight while in the base and resumes the next day at check-in when the trip is continued.

4.
Per diem runs continuous when the cancellation is at an outstation until block-in plus 15 at base. Per diem runs continuous when there is cancellation in the base but the rest of the trip continues that same day.

Example: Trip comes in to DEN from OMA, and next segment is DEN/ABQ and back to DEN then on to MDW for a RON. The ABQ portion gets cancelled, but the MDW portion is scheduled to fly. Per diem continues without interruption.

5.
Per diem stops at block-in plus 15 when a flight is cancelled in base and Crew Scheduling releases the Flight Attendant(s) until a specified time later that same day, a legal rest period, whereupon the Flight Attendant(s) will be rescheduled for another flight later that day.

Example: Trip comes in to DEN from OMA and has SFO turn. The SFO turn is cancelled. The crew is released by Crew Scheduling for a specified period of time and rescheduled to return and do an LAX turn later that day. Per diem stops after OMA at block-in plus 15 and resumes at check-in for the rescheduled flight(s).

6.	Any time a cancellation leads to a release from duty, per diem is not paid.

7.	A Flight Attendant required to be out of his/her base for Company-assigned business will be paid per diem for the actual hours spent away from base.

8.	Per diem will be paid at $1.85 per hour.

D.	PAID TIME OFF

1.
Company designated absences will be paid at hourly straight time rate according to established credit values and applies to 60-hour minimum or job share minimum: Vacation, Company Business, Union Business, Funeral Leave, Recurrent Training, Jury Duty, and any other absence approved for protection by management.

2.	Flight Attendants required to testify in court, on scheduled workdays, on behalf of Frontier Airlines will be pay protected for the court day according to section K below.

3.	Flight Attendants on paid time off or approved leave may not pick up trips during these absences except for awarded vacation.

4.
Sick leave is pay protected for all dropped time if the Flight Attendant has sick time accrued, unless the dropped time was Open Time picked up during an awarded vacation period. Sick time is paid at hourly straight time rate.

5.	Reserves are not given credit time for cancellations.

E.	RESCHEDULE/REROUTE PAY

1.
In the event that the Company cancels or revises a flight schedule for operational or marketing purposes, the Flight Attendant will be subject to reassignment per “Reschedule” or “Reroute” parameters as set forth in this Agreement.

2.	Any changes prior to 1800 (base local time) the day before the original flight will be coded as AVA on the Flight Attendant’s schedule. The AVA code does not count toward premium pay.

3.	If the change occurs after 1800 (base local time) the day prior to the original flight, then the change will be coded as PAY and this time will be credited toward premium pay.

4.	Changes may occur either prior to original trip start or during mid-sequence after a trip has already begun.

F.	PARKING

1.	The Company will provide the cost of parking in the Flight Attendant's home base. The Company will not be required to pay for parking at more than 1 location per Flight Attendant.

2.
Paying for parking at a location other than the Flight Attendant's base will be required only when such employee parking is available and only to the extent of what the parking would have cost at the Flight Attendant's base.

G.	TRAINING PAY

1.
Flight Attendants attending recurrent training will be paid 1 hour of flight pay for every 2 hours in class. Flight Attendants will be in class for 9 hours to equal 4:30 hours pay. In addition, Flight Attendants will be paid 1:30 hours for the 3-hour computer-based training.

2.	All non-classroom recurrent training completed throughout the year will be paid during the month the Flight Attendant attends his/her training.

3.	Additional required training during the year will be paid at 1 flight hour per 2 hours training, up to a maximum of 4 pay hours per day.

H.	HOLIDAY PAY

1.
Frontier recognizes three premium paid Company holidays per year: Memorial Day, Thanksgiving Day, and Christmas Day. Flight Attendants who fly on these holidays will receive time and a half pay (or double time if flying over 86 hours for the bid period) for those segments of which any portion is actually flown on the holiday. Holiday pay is calculated separately from other flight time during the bid period and does not apply towards monthly total.

2.	In addition to premium pay, a Flight Attendant may purchase up to two round-trip Buddy Passes for each of the above-mentioned holidays the Flight Attendant was on duty.

3.
Frontier also recognizes four non-premium paid Company holidays per year: New Year’s Day, Independence Day, Labor Day, and the Friday following Thanksgiving Day. Flight Attendants who are working (including scheduled RON, flying, or scheduled Ready Reserve shift) on these non-paid holidays will receive free of charge two round-trip Buddy Passes. Passes will be good for 1 year from the date of that holiday.

4.	Cancelled flights on the holiday are paid at the hourly straight time rate.

I.	JUNIOR ASSIGNMENT PAY

1.	Flight Attendants who are junior assigned will be paid time and a half (1.5) of their hourly rate per scheduled block hour of the assigned trip.

2.	Junior assignment pay is calculated separately from other flight time during the bid period and does not apply towards monthly total.

J.	DEADHEAD PAY (CREDIT ADDED TO MONTHLY BLOCK TOTAL)

1.	Deadhead pay is 50% of the actual or scheduled block hours, whichever is greater. Reserve Flight Attendants do not receive deadhead pay unless their monthly flight time is over 75 hours.

2.	While deadheading, Flight Attendants will receive free DIRECTV.

K.	COMPANY BUSINESS PAY

1.	Company Business is considered a duty assignment other than training or flight-related functions. Company Business would include administrative meetings not disciplinary in nature, Company sponsored team meetings, or any other Company required duty that is not voluntary.

2.	Flight Attendants removed on scheduled workdays will be pay protected for scheduled flight hours dropped and paid at hourly straight time rate.

3.	Flight Attendants assigned Company Business on a scheduled day off will be paid 1 hour of flight pay for every 2 hours worked.

4.
Per Diem is not paid for Company Business in base. A Flight Attendant required to be out of his/her base for Company Business will be paid per diem for the actual hours spent away from base unless Company pays for meals and hotel.

L.	IRREGULAR OPERATIONS PAY

1.
An irregular operation occurs when there is an unforeseen operational stoppage, delay, or disruption of service. This will include extended aircraft mechanical conditions that require cancellations, delays, and/or diversions; extreme weather requiring cancellation, delays, and/or diversions; and any act of terror or security breaches causing cancellation, delay, and/or diversion. In such cases the Flight Attendant will be pay protected for any or all cancelled trips. If the Flight Attendant is subsequently reassigned, he/she will be paid for cancelled flight or reassigned trip, whichever is greater.

2.
If such cancellations cause the Flight Attendant to remain at an outstation into a day off for an entire calendar day, the Flight Attendant will be compensated with 4 hours of credited time for that calendar day in addition to the time for the cancelled segment(s). The Flight Attendant will also receive pay credit for the flight home once he/she is rerouted to return to base.

Example: A Flight Attendant is on a 4 day trip. On day 4 the last leg from LAS to DEN cancels due to a blizzard in DEN and the Flight Attendant is not able to return to base until day 6. In this example, pay credit is received for the cancelled leg on day 4, a pay credit of 4 hours is received for the calendar day on day 5, and pay credit for the return flight home is received for day 6. The value of the pay credit on day 6 will be determined based on whether the Flight Attendant works or deadheads on the flight (50% for deadheading).

3.	A request for the 4 hours of compensation must be submitted in writing to the Payroll by the last calendar day of the month in which the irregular operation occurred.

4.	If the Flight Attendant returns home on a day off, he/she will be credited for the scheduled or actual flying time, whichever is greater. If he/she deadheads home he/she will receive deadhead credit.

5.	Any pay issues not submitted by the Flight Attendant to the Payroll by the last day of the fiscal year will mean the forfeit of any such pay.

ARTICLE 4
HOURS OF SERVICE AND CREW LEGALITY

A.
POLICY

Crew legality as defined by the FARs is the shared responsibility between the Flight Attendant and the Company’s Crew Scheduling Department. It is the Flight Attendant's responsibility to bring any legality problems he/she is aware of to the Company's attention. Crew Scheduling will make the final determination of whether a Flight Attendant is legal to fly and will assume responsibility for the decision.

B.	DUTY TIME LIMITATIONS

1.	A Flight Attendant will be scheduled in accordance with Federal Aviation Regulations (FARs).

2.
A Flight Attendant will not be scheduled for more than 14 hours on duty for regularly scheduled flying. A scheduled duty period may be scheduled to exceed 14 hours by increasing the number of Flight Attendants on the crew (FAR 121.467).

3.
A Flight Attendant is not considered to be scheduled on duty in excess of duty period limitations if the flights to which the Flight Attendant is assigned are scheduled and normally terminate within the limitations but due to circumstances beyond the control of the certificate holder, such as adverse weather conditions, are not at the time of departure expected to reach their destination within the scheduled time (FAR 121.467).

4.
Irregular operations may cause the duty day to be extended beyond scheduled hours, but the duty day will not exceed 16 hours. Exception: may exceed 16 hours enroute if the flight can reasonably expect to depart the gate prior to 16 hours in order to return a crew to base and to avoid a cancellation at an outstation. If a Flight Attendant's duty day exceeds 16 hours, the following rest period will be increased per the table below based upon the length of the actual duty day. It will be the Flight Attendant's responsibility to contact Crew Scheduling within 2 hours of duty release to request that his/her additional rest time is scheduled and any required adjustments to the next duty are made. Any trip segment that they may be unable to fly as a result of the additional duty time and rest period will be pay protected by the company. The Flight Attendant will pick up any remaining segments after the additional base rest is completed.

5.	If Actual Duty exceeds 16 hours, minimum layover rest will be 12 hours and reducible to 10 hours. . If rest is reduced, compensatory rest of 14 hours must be provided.

Actual Duty Day	Base Rest
16:01 - 17:00 Hours	12
17:01 - 18:00 Hours	14
18:01 - 19:00 Hours	16
19:01 - 20:00 Hours	18
Over 20:01 Hours	20

6.
A Flight Attendant will be replaced in base upon reaching 12 hours on duty unless the remaining flight legs can be completed within 14 hours. Crew scheduling will evaluate the Flight Attendant’s duty time.

7.
A required training session, Company Business, or an additional required preflight training briefing before or after a trip will be treated as an extension of the duty period and subject to established duty limits and rest requirements. A day of Recurrent Training (8 hours or more) must be followed by a normal 10-hour rest before the next flight assignment.

8.
It is the Flight Attendant's responsibility to notify Crew Scheduling of any work-related circumstances (e.g., excessive hours due to irregular operations) that may impair his/her ability to perform required duties. If a Flight Attendant is removed from duty due to fatigue, he/she will not be credited (paid) for the flight hours removed.

9.	For domestic flights, a Flight Attendant's duty period ends 15 minutes after scheduled block-in or actual block-in, whichever is greater.

10.	For international flights, a Flight Attendant’s duty period ends 30 minutes after scheduled block-in or actual block-in, whichever is greater.

C.	REST LIMITATIONS

1.	A Flight Attendant’s rest periods begin when he/she is released from duty and end at the next report time.

2.	Rest period minimums are required as per the following:

Scheduled Duty	Minimum Base Rest	Reducible to (Irregular ops)	Minimum Layover Rest	Reducible to (Irregular ops)
Under 14 hours	10 hours	9 hours	9 hours	8 hours*
14 hours or longer	12 hours**	10 hours**	12 hours**	10 hours**
All cases	1 calendar day every 7 days	24 hours every 7 days	1 calendar day every 7 days	24 hours every 7 days
* Compensatory rest of 10 hours required to follow.
** Can be scheduled as reduced rest provided compensatory rest of 14 hours is scheduled.

3.
A Flight Attendant must be given a minimum scheduled rest period of 9 consecutive hours between duty at outstations and 10 hours of rest between duty periods in base. In an irregular operation, Crew Scheduling can reduce the 9-hour rest period in an outstation to 8 hours rest between duty periods, provided compensatory rest does not apply. In an irregular operation, Crew Scheduling can reduce the 10-hour rest period in base to 9 consecutive hours between duty periods, provided compensatory rest does not apply

4.	A minimum reduced rest period of 8 hours may be scheduled at a layover city to accommodate the daylight savings time change transition.

5.
When a crew member is on legal rest at a layover station, and Crew Scheduling must contact them for a schedule adjustment, they will make every effort to do so in the first 2 hours or the last 2 hours of the rest period.

6.
Except as otherwise provided by this Agreement, a Flight Attendant must receive at least 10 hours rest in base between each trip (including ADD/SWAP/TRADE) and/or 8 hour or longer training event. A Flight Attendant may not waive this requirement.

7.
The required 24-hour rest period will be 1 calendar day at base. As a result of irregular operations, a rest period beginning no later than 0200 to the following 12 midnight will meet the 1 calendar day requirement. At no time will a Flight Attendant be scheduled for less than the FAA-mandated 24 hour break in any seven consecutive days.

8.	For the definition set forth in paragraph 7 above to apply, the following conditions must be met:

a.	Release time on the 6th day is scheduled prior to midnight;

b.	Because of a delay (irregular ops), the Flight Attendant returns to base after midnight into a scheduled day off;

c.
The Flight Attendant is released from duty no later than 0200. If released after 0200, another calendar day off will be given prior to the next trip report and will be pay protected. The trip may be split to provide the calendar day;

d.	The Flight Attendant has a consecutive 24-hour break within 7 consecutive days.

9.
A Flight Attendant will be scheduled with a minimum of 1 calendar day off in base during every 7-day period. A Flight Attendant MAY NOT request to use a 24-hour break in a layover station to meet the 24/7 FAR rest requirement.

10.	In an irregular operation, Crew Scheduling may use a 24-hour break, in or out of base, to satisfy the 24/7 rest requirement.

11.	Reduced rest cannot be scheduled below any applicable compensatory rest.

12.	Base trip report time is scheduled for 60 minutes prior to departure time of the first segment and cannot be reduced to accommodate rest requirements. Report time for a Reserve on a short call-out may be adjusted.

13.
A Flight Attendant in an irregular operation that results in a base rest below the minimum 9 hours or less than 24 hours rest in a 7-day period will be required to contact Crew Scheduling to ensure proper rest is scheduled. To resolve the rest conflict:

a.	Crew Scheduling will remove and release the Flight Attendant from the least amount of time in the trip that will allow the reduced rest requirement to be met.

b.
If no portion of the trip can be removed to ensure legal rest, Crew Scheduling will remove the trip and assign the Flight Attendant to an alternate trip per reassignment parameters. If no trip is available, Crew Scheduling will release the Flight Attendant from the first day and assign Available per AVA rules for any subsequent day(s).

c.	The Flight Attendant may request to be removed from the trip and waive the credit. Release will be determined by Crew Scheduling and be based upon adequate reserve staffing.

14.
While on a RON no Flight Attendant may board a flight for personal reasons with the intent to leave the assigned RON city without prior permission granted from Crew Scheduling. A captain's permission to travel from the RON city is not a substitute for Crew Scheduling approval. In all cases, the Captain must be given immediate contact information (e.g., cell phone number) should the Flight Attendant choose to RON in a location other than the crew hotel.

15.
In the event a Flight Attendant intentionally builds a schedule with a software system in use by the Company resulting in less than a calendar day off in 7 days, the Company will remove flying from the Flight Attendant’s schedule to ensure a calendar day off and the Flight Attendant will not be pay protected for such flying.

D.	REPORT TIME LIMITATIONS

1.	Report time is not scheduled less than 60 minutes prior to departure in base. Report time may be increased for charter operations in base and layover stations.

2.
For trip report in base, Flight Attendant must check in on Company-provided computers in designated airport location(s). Under no circumstances is another employee allowed to check in for a crewmember (exception being Crew Scheduling). Doing so may result in corrective action.

3.
All Flight Attendants will be provided with an individual Company log-on and check-in ability. It is the Flight Attendant’s responsibility to retain his/her log-on once established. If log-on or password is lost, the Flight Attendant should contact IT help desk with sufficient time prior to scheduled check-in should there be difficulties with the Flight Attendant password or system log-on.

4.	If the computer system is down the Flight Attendant will need to contact Crew Scheduling to check-in.

5.	In domestic layover station, report time to the gate is not less than 45 minutes prior to departure.

6.	In an international layover station, report time to the ticket counter is not less than 1 hour 15 minutes prior to departure.

7.	Report time may be reduced to allow for adequate crew rest in a layover station per this Agreement. At no time will a reduced report time infringe upon the rest period required by FARs.

8.	A line-holding Flight Attendant who is unable to report for work due to illness or off-duty injury must notify Crew Scheduling at least 2 hours prior to trip report time.

9.	A Reserve Flight Attendant called out for a flight assignment with a 2-hour short call must report within the required time from the initial call.

10.	A Flight Attendant who checks in less than 20 minutes after report time will remain scheduled to work the trip.

11.
A Flight Attendant who checks in 20 minutes or more after trip report time may be placed by Crew Scheduling back on the missed portion of his/her trip with the concurrence of Inflight management and the Flight Attendant. This decision will be based on factors such as available replacement staffing or possible delay impact. The Flight Attendant will only be paid for the portion of the trip he/she works.

12.	A Flight Attendant scheduled to deadhead from base will report in CrewTrac no later than 60 minutes prior to departure and will report to the gate no later than 30 minutes prior to departure.

13.	A Flight Attendant scheduled to deadhead from an outstation will report to the gate no later than 30 minutes prior to departure.

E.	REPORT TIME TO THE AIRCRAFT

1.	Report time to the aircraft is 45 minutes prior to departure or as soon as the aircraft arrives at the gate if less than 45 minutes.

2.	During a turn of 45 minutes or less, Flight Attendants should remain on the aircraft to prevent boarding/departure delays.

3.	Flight Attendants reporting to the aircraft less than 30 minutes prior to departure may be replaced.

4.	Flight Attendants arriving late on inbound flights should report to the new aircraft as soon as possible upon arrival.

F.	RULES GOVERNING PAIRING AND SCHEDULE CONSTRUCTION

1.	A minimum of 11 days free of duty will be scheduled in every Reserve line.

2.	A minimum of 10 days free of duty will be scheduled in every line constructed in the Automated Bid System.

3.	A Flight Attendant will not be scheduled for more than 14 hours on duty for regularly scheduled flying.

4.	Scheduled hours on duty may be extended by increasing the number of Flight Attendants on the crew (FAR 121.467)

5.
Crew Planning will build trips with a minimum of 9 consecutive hours of scheduled rest at outstations. To accommodate the change from Standard Time to Daylight Savings Time, trips that would otherwise be scheduled for normal rest may be scheduled with a minimum of 8 consecutive hours of scheduled rest at outstations on the overnight of the daylight savings time change.

6.	The Automated Bid System will not create lines with less than 10 consecutive hours of rest at base.

7.	In an irregular operation, Crew Scheduling may choose to use a 24-hour break in or out of base to satisfy the 24/7 rest requirement.

8.	For purposes of the Automated Bid System, a calendar day off in base during every 7-day period will be required. A Flight Attendant may not waive this requirement

G.	CREW ACCOMMODATIONS

1.
For any Flight Attendant who has more than 4 hours scheduled ground time at a layover station, he/she will be provided an individual hotel room by the Company. This includes while a Flight Attendant is in training away from their base. Hotel rooms will not be provided at base.

2.
Flight Attendants on the Hotel Committee will work with the Company and the Pilot Hotel Committee to select hotels for layover stations that can best meet the needs of the crew as well as the financial needs of the Company. The Company makes the final decision regarding hotel decisions with crew member input.

ARTICLE 5
CREW PLANNING AND CREW SCHEDULING

A.	GENERAL ITEMS

1.	Crew Scheduling is responsible for daily operational support. Responsibilities include but are not limited to:

a.	Operational reassignments

b.	Reserve assignments

c.	Legality monitoring

d.	Processing sick calls

e.	Ensure coverage of daily flight schedule

f.	Irregular operations

2.	Crew Scheduling is available 24 hours per day, 7 days a week.

3.	Crew Planning is responsible for administrative support. Responsibilities include but are not limited to:

a.	Preferential bidding

b.	Automated bidding functions including Open Time and trade board bidding Vacation award and vacation slide

c.	Administrative processing of Pre-awarded Absences including Training, Committee Meetings

d.	Building Reserve lines for new hire Flight Attendants upon completion of training

e.	Post-bid marketing and charter changes

4.
All telephone conversations between Crew Scheduling and Flight Attendants will be recorded. Recordings will be kept for a minimum of 60 days. Access to recorded conversations will be limited to Inflight Management and Crew Scheduling/Crew Planning management. In the event of a dispute, a Flight Attendant and/or the Union may submit a written request to the Company to review any applicable telephone recordings. The review will be conducted in the presence of the Flight Attendant and/or Union representative, Inflight and Crew Scheduling/Crew Planning management.

B.	BID PERIOD TIME TABLE (EASTERN TIME)

NOTE: All times will be considered Local Headquarters Time (IND) unless otherwise noted

Date	Time	Event
4th day of the month	1400	Pre-award bid period closes.
No later than the 5th day of the month	1400	New base awards posted
No later than the 6th of the month	1400	Monthly bids open and are posted (including pre-awards)
7th day of the month	1400	Credit Balancing starts - Company may adjust schedules below 60 credit hours
8th day of the month	1400	Credit Balancing ends
11th day of the month	1700	Medical release is required no later than 1700 to bid for the upcoming bid period.
12th day of the month	1400	Bids close.
16th day of the month	1400	Bid awards are posted.
16th day of the month	1600	Reserve mixed line bidding begins
17th day of the month	1400	View schedule in the Automated Bid System. Reserve and Mixed lines close.
18th day of the month	1400	Reserve and Mixed Lines posted in the Automated Bid System. Recurrent Training trades open.
18th day of the month	1400	TradeBoard opens for Line Holders and Reserves – including split trip trades.
19th day of the month	1400	Daily Open Time begins - DROP/ SWAP/ADD only – no splits
21st day of the month	1400	Base vacancy bid opens
22nd day of the month	1400	Pre-award bid period opens.
26th day of the month	1400	Daily Open Time Split and TradeBoard Split for the current bid period close. Daily Open Time Split for the new bid period begins.
28th day of the month	1400	Base vacancy bid closes

NOTE: To prevent any conflict with the preferential bidding process, trip trade and Open Time requests to ADD or SWAP duty periods on the Flight Attendant's schedule for the last 6 days of the bid period will not be allowed between 1100 on the 10th and 1400 on the 18th.

C.	ELIGIBLE TO BID

1.	Flight Attendants are considered eligible to bid unless they have been granted Company approved leaves (LOA, MED, FMLA, OJI, etc.) or removed for Company Business.

2.
Flight Attendants who are ineligible to bid due to any medical reason must submit a doctor’s release prior to being considered eligible to bid. The release must be from the same doctor who removed the Flight Attendant from flight status or from a Frontier- designated doctor.

3.	The doctor’s release must be received no later than 1700 on the 11th of the month prior to the bid period, releasing the Flight Attendant back to work no later than the 15th day of the bid period.
NOTE: Artificial credit of 2:30 hours per day will help establish the bid award block hours. Flight Attendants are not paid for Artificial credit.

4.
Flight Attendants who receive a doctor’s release after the 11th at 1700 will be considered available for flight status and will be expected to fly no less than the number of hours designated by the following chart.

5.
The Flight Attendant must bid for Open Time on the Automated Bid System or contact Crew Scheduling to be assigned an AVA schedule of a minimum of 4 days per week (credit value 4 hours a day if he/she doesn’t fly). Time picked up through the TradeBoard does not count toward the minimum required hours.

6.	Flight Attendants whose return requires a re-entry drug test may not pick up trips from Daily Open Time Live or the Automated Bid System TradeBoard prior to clearance.

7.
Reserves who return from leave will be given a Reserve schedule based on remaining days in the month and follow all Reserve rules. For the purposes of this paragraph a Reserve is any Flight Attendant who would have held a Reserve line if they had been eligible to bid for the applicable bid period.

D.	RETURNING FROM LEAVE MID MONTH

Remaining Days	Required Minimum Hours for Full-time	Required Minimum Hours for Low-time
1	2:06	1:21
2	4:18	2:41
3	6:24	4:01
4	8:36	5:22
5	10:42	6:04
6	12:54	8:03
7	15:00	9:23
8	17:06	10:43
9	19:18	12:04
10	2 1:24	13:24
11	23:36	14:45
12	25:42	16:05
13	27:54	17:25
14	30:00	18:46
15	32:06	20:18
16	34:18	21:27
17	36:24	22:47
18	38:36	24:12
19	40:42	25:28
20	42:54	26:05
21	45:00	28:09
22	47:06	29:29
23	49:18	30:49
24	51:24	32:10
25	53:36	33:30
26	55:42	34:51
27	57:54	36:11
28 or More	60:00	37:31

E.	INITIAL BID

1.	Detailed Initial Bidding Information

For the most current information about bidding rules and techniques, a Flight Attendant should refer to www.MyFrontier.org/inflight/prefbid/index.asp or another Company designated website. Web page information is updated monthly with bidding tips, most common mistakes and other items which will provide assistance in the bidding process.

2.
Bid Packet

The Company will publish paper bid packets on a monthly basis and make them available in the crew room. Bid packets will be made available to all Flight Attendants by 1400 on the 6th day of each month.

3.	Bid Closing

It is the responsibility of the Flight Attendant to bid in the Automated Bid System. All formal bidding will be submitted on the Automated Bid System no later than 1400 on the 12th day of the month. The Company does not accept bids by faxes, e-mail or any other means.

4.	Bidding Timeline

a.	Bids will open on the 6th at 1400.

b.	Bids will close on the 12th at 1400.

c.	Bids will be posted on the 16th by 1400.

d.	Reserve awards will be posted on the 18th by 1400.

e.	For the initial bid, a Flight Attendant must have a minimum of 1 calendar day off in base during every 7-day period.

5.	Misbidding

Each Flight Attendant will be accountable for bidding correctly. In the event he/she fails to bid (including the default bid), there are trips left, and the Flight Attendant is senior enough to hold a line, the Automated Bid System will build a line for the Flight Attendant. If there are not enough trips to fill a line then the Flight Attendant will go on Reserve for the misbid.

6.	Mixed Lines

Flight Attendants awarded Reserve status during the monthly bid will normally have the opportunity to participate in a secondary bid for Mixed Lines.

7.	Job Shares

a.	The Automated Bid System allows Flight Attendants to work low time. Frontier will offer this option in months when overstaffing occurs.

b.	A Flight Attendant interested in a job share must submit a request via email to Inflight by the published time and date.

c.	Job shares will be granted in seniority order.

d.	Flight Attendants awarded a job share will build a line in the Automated Bid System of 37:30 to 58:00 hours.

e.	A Flight Attendant who is awarded a job share line may trade or SWAP trips but may not exceed 58:00 hours or go below 37:30 hours.

f.	It is the Flight Attendant’s responsibility to ensure his/her monthly credit hours do not go above 59:59 or fall below 37:30 hours. Failure to do so may result in disciplinary action.

8.	Automated Bid System Errors

If an error is made within the Automated Bid System and a Flight Attendant is not awarded a trip that he/she should have been given, he/she has the following options:

a.	The Flight Attendant will be offered a like trip if it is available in Open Time. Trips will not be split. The Flight Attendant will be pay protected for the greater of the trips;

b.	If no like trip is available, the Flight Attendant may be considered AVA based on the trip that he/she should have been awarded;

c.	The Flight Attendant may choose to accept Reserve for the days in question; or

d.	The Flight Attendant may decline all of these options, forfeit the compensation and add to the schedule from Opentime or the TradeBoard.

F.	PRE-AWARD PERIOD

1.	Pre-awards must be submitted via the Automated Bid System on a monthly basis from the 22nd at 1400 to the 4th at 1400 (e.g., March 22nd – April 4th for the May bid period).

2.
Requests submitted for pre-awards include the following: vacation slides, Recurrent Training and other scheduled training, scheduled Company Business, Union Business and jury duty. Company Business pre-planned meetings that are not blocked for an entire day in the Automated Bid System will allow for a Flight Attendant to fly that day, as long as it does not conflict with the Company Business time.

3.	Any trips on Company Business meeting days must meet the 14 hour duty day limitations. The 10 hour rest rule does not apply except before and after the maximum 14 hour duty day.

4.
It will be the Flight Attendant's responsibility to bid correctly to ensure that all legalities are met; should a trip violate any scheduling/FAA legality rules, the trip will be removed and will not be pay protected. Should the Flight Attendant request the day off, Company Business day, and the system awards them a trip in error, they will be pay protected for the trip/portion of the trip that needs to be removed to make them legal for the Company Business. All other legal portions of the trip will be flown, that do not fall on the Company Business day.

5.	Pre-awards are awarded by seniority except vacation slides, which will be granted according to Article 10.F.

6.	Each pre-award request must be submitted separately.

7.	Requests asking the Company/Crew Planning to pick any date for the award will not be granted.

8.	If a Flight Attendant submits a pre-award request for any planned absence (e.g., vacation, recurrent training), he/she must verify that this request is listed in the Automated Bid System before entering his/her bid. If the Flight Attendant does not find the pre-award request, he/she must contact Crew Planning by 1700 on the 11th. Any problem arising after the Bid Award will be handled to eliminate the conflict as if the pre-award had been granted.

9.	Pre-awards requests will be processed according to the following priority:

a.	Vacation;

b.	Training;

c.	Company Business;

d.	Union Business.

10.
Company training events are presented throughout the year and attendance is a requirement of the job. The Company may assign individuals to specific months to attend this training, and Flight Attendants will be notified by Company email of their designated month. Flight Attendants will then be able to bid for their assigned month in the Automated Bid System between 1400 on the 22nd and 1400 on the 4th (e.g., March 22 to April 4 for May training). All training events are awarded via the Automated Bid System in seniority order.

11.	Bidding for a training event:

a.	Changes to the designated month must be approved by the Inflight Training Administrator prior to bid opening on the 22nd of the month.

b.	Flight Attendants will bid for multiple programs/days in order of preference.

c.	Awards are published in the Automated Bid System at 1100 on the 4th.

d.	Awarded training events will be noted in the Automated Bid System.

e.	Training events require a scheduled 10 hour rest in base prior to and following the event. In the case of an irregular operation, this rest may be modified as provided by this Agreement.

f.	Once awarded, training events may not be dropped, but may be traded in accordance with the provisions of this Agreement.

G.	TRANSITION

1.
If a trip from the previous bid period ends on a day in the new bid period, but the Flight Attendant is legal to start a trip on that same day it arrives in base, the Automated Bid System will allow the Flight Attendant to bid or assign trips starting after the arrival time with respect to legalities.

2.	Flight hours flown for the new bid period from the previous bid period’s trip will be credited to the new bid period’s total block hours for credit purposes.

3.
In the event that a trip of the preceding bid period falls into the new bid period, the Flight Attendant will complete the trip. When it is time for a Flight Attendant to bid for the new bid period, he/she will not be able to bid those days of the new bid period in the Automated Bid System. Those days will automatically be blocked; therefore, there will not be a transition conflict.

4.	If a transition trip overlaps an awarded vacation day, the Flight Attendant may slide his/her vacation during the pre-award period to resolve the conflict.

5.
If a transition trip overlaps an awarded vacation day(s) and the Flight Attendant chooses not to slide his/her vacation, the overlapping portion of the trip will be dropped without pay if the trip can be split in base. Otherwise, the entire trip will be dropped to resolve the conflict, and the Flight Attendant will not be pay protected.

H.	CDOS AND RED-EYE TRIPS THAT SPAN BID PERIODS

1.	CDOs will be credited 3 hours for the present bid period and 3 hours for the new bid period.

2.
If a Flight Attendant checks in for a red-eye trip on the last day of a bid period that is scheduled to depart before 2359 (base local time) of the bid period and is still flying into a new bid period, the block hours for that leg will be credited to the prior bid period's hours. Any legs flown after the red-eye within the same sequence will be credited to the following bid period as carry-in.

I.	RESULTS PAGE/PRE-AWARDS

1.	Reviewing results page is the Flight Attendant’s responsibility, which includes but is not limited to:

a.	Carry-In. Example: Any trip that carries into the new bid period that conflicts with a pre- awarded, preplanned absence or any given credit for those hours will be dropped but not pay protected.

b.	Vacation.

c.	Recurrent training.

d.	Company Business.

2.	Parameters All administrative parameters are subject to the Company's discretion and operational necessity.

3.	Vacation Awards And Slides

a.
A Flight Attendant may slide his/her vacation period plus or minus three calendar days from the first day of the awarded period. A Flight Attendant will not be permitted to slide a vacation period between individual bid periods.

b.	Vacation periods start on the first day of the listed dates in this Agreement unless the Flight Attendant exercises the slide option in the Automated Bid System.

c.	A Flight Attendant who intends to slide his/her vacation period will do so during the pre-award period. Crew Planning will not add, change or cancel any slide request.

d.	Vacation slide requests are processed prior to the processing of training, Company Business and Union Business requests.

J.	LOW-TIME FLIGHT ATTENDANTS

1.	General

Inflight will offer low-time Flight Attendant positions. A bid will be distributed stating the timeline for application, the number of low-time Flight Attendant positions that will be offered, and the duration of the low-time period. The low-time positions will be awarded in Seniority order. The following will highlight the low-time Flight Attendant position requirements and benefits:

2.	Eligibility

a.	A Flight Attendant is eligible for the low-time position if he/she has been active for a minimum of 6 months, and is not on Reserve status.

b.	Any Flight Attendant interested in the low-time position must follow all procedures for application/acceptance that are supplied in the bid instructions.

c.	Flight Attendants must be active at the point of the start date of the program to be eligible to apply.

d.	Any Flight Attendant who is awarded a low-time position will be required to commit to the position for the entire term of the defined period of time.

e.	Flight Attendants will only be awarded a vacancy transfer while on low-time if the Company has posted for low-time vacancy transfers.

3.	Reversion from Low-Time Status

a.
If at any time during the low-time period a Flight Attendant's seniority falls within the bottom 15% of the seniority list within his/her base (i.e. projected to enter a Reserve status), the Company may, at its sole discretion, revert the Flight Attendant back to full-time status for the remainder of the term of the program.

b.
Should a life changing event occur (as defined by the Company’s employee benefits policy), a Flight Attendant may request to be returned to full-time status provided the Company has vacancies for full-time positions. Should a Flight Attendant request to invoke this provision and return to full-time status, he/she should contact Inflight Management for vacancy information.

4.	Low-time Hours and Scheduling Requirements

a.
Any Flight Attendant who is awarded a low-time position must fly between 37:30 and 59:59 hours per monthly bid period. Flight Attendants awarded a part time position will build a line in the Automated Bid System of 37:30 to 58:00 hours. A Flight Attendant who is awarded a part time line may TRADE or SWAP trips in the Automated Bid System, but may not exceed 58:00 hours or go below 37:30 hours.

b.
The Company may increase the low-time base to 47:30 hours up to three times per year and with prior notification based on seasonal operational necessity. Conditions that must be met pertaining to the 37:30 base, (e.g. paragraphs i, k, m,) will apply to the 47:30 base in designated months.

c.
If a Flight Attendant's projected credit value for the current bid period is less than 37:30 hours, the Company may adjust the Flight Attendant's schedule to bring the line value above 37:30 hours through credit balancing. If the Company opts to use credit balancing, the schedule will be adjusted between 1200 on the 7th and 1200 on the 8th of the month. Credit Balancing may include any of the following:

(i)	Adding trips to the schedule from Open Time

(ii)	Swapping trips on the schedule for trips in Open Time

(iii)	Assigning AVA days to the schedule

d.
If the Company assigns AVA days during the Credit Balancing process, these AVA days will be credited 4 hours or the value of the actual trip flown, whichever is greater. The availability window for the AVA days will be from 0001 until 2400 on each of the assigned AVA days.

e.
At the conclusion of each bid period the Company will calculate accumulated credit for each Flight Attendant, including actual credit and artificial credit. If a Flight Attendant's total bid period credit is less than 37:30 hours the Flight Attendant will be denied access to the Automated Bid System Open Time or the TradeBoard for three subsequent bid periods. During this three month penalty period the Flight Attendant will not be permitted to participate in any voluntary ADD/DROP/SWAP processes and must fly his/her line as awarded in the Automated Bid System.

f.	If the Flight Attendant is awarded a Reserve line through the Automated Bid System, then that bid period will not be counted as one of the three bid periods for purposes of this penalty.

g.	If a Flight Attendant is awarded a Reserve line while in the low-time program, he/she will be blocked from participating in any open-time processes in the Automated Bid System.

h.
In the event that a Flight Attendant goes over the 59:59 hour maximum part time credit window due to irregular operations (weather, mechanical, declared irregular operations, etc.), there will be no penalty to the Flight Attendant in these situations.

i.
Any Flight Attendant who accepts a low-time position must work a minimum of 540 flight hours (or as dictated by Federal Legislation) during the 12 month period prior to their anniversary date to receive a year's service toward retirement benefits. Anything less will result in a 1/2 year's service towards retirement.

5.	Benefit Changes for Low-Time Flight Attendants
Benefit    Change from Full-Time Status
Sick            50% Accrual
Vacation            50% Accrual
Uniform Allowance        50% Accrual
Buddy Passes    1/2 of a Full-Time Employee
Health Benefits    See Company policy
Dental Vision            See Company policy
NOTE: All low-time Flight Attendants will bid in the Automated Bid System each bid period. Also, all low-time Flight Attendants will have access to Open Time and the TradeBoard just as all full-time Flight Attendants.

K.	OPEN TIME

1.	All available Open Time will be available to view and print in the Automated Bid System.

2.	A Flight Attendant may bid in Daily Open Time Live via the Automated Bid System to ADD/DROP/SWAP trips within their base.

3.	All manual Open Time and Trip Trade processing (e.g., split trips) will be processed between the hours of 0900-0100.

4.	A Reserve is eligible to bid for trips in Daily Open Time Live within their base following the terms outlined in this Agreement.

5.
Daily Open Time Live trips may be split for the current bid period through 1400 on the 26th of the month. Daily Open Time Live trips may be split for the next bid period on the 26th of the previous month at 1400. See Bid Period Timetable.

6.	TradeBoard trips may be split for the current bid period through 1400 on the 26th of the month. TradeBoard splits for the next bid period will begin on the 18th of the previous month at 1400. See Bid Period Time Table.

7.
For purposes of adding Open Time and trades to an existing trip on a Flight Attendant's schedule, there will be a minimum of 60 minutes scheduled connect time in base between flights. The 60 minutes does not include any scheduled briefing or debriefing time. For international flying, the minimum connect time is increased to 75 minutes. The minimum connect time for Open Time purposes may be increased as operational needs require.

Example: A trip ends in DEN with a flight from SLC which is scheduled to arrive at 1400. A Flight Attendant scheduled for this trip would be allowed to trade/ pick up another trip which is scheduled to depart to MCI at 1500 on the same day. If the MCI flight was scheduled to depart at 1459, this request would be denied since the minimum connect time of 60 minutes would not be satisfied.

8.	A Flight Attendant is responsible for checking Open Time responses in the Automated Bid System. Approved bids will be considered confirmation of awards unless otherwise described in this Agreement.

9.
If a Flight Attendant goes on OJI, FMLA, medical, or maternity leave during any given bid period and is not able to complete his/her bid period, his/her remaining trips will be placed in Open Time for all eligible Flight Attendants to bid.

10.	Pay-protected trips dropped for Company Business may be assigned to Reserves to prevent excessive cost to the Company.

11.	The Company may put Ready Reserve shifts into Open Time. These days may be bid on as any other open trip and will be credited as outlined in the Reserve section.

12.	For purposes of ADD/SWAP requests, a minimum of 1 calendar day off scheduled in base during every 7-day period will be required. A Flight Attendant may not waive this requirement.

13.	If the Automated Bid System allows an approval of a transaction that contradicts these rules, the Company will not pay protect the Flight Attendant.

14.
AVA DROPS will be processed in the Automated Bid System and be based on staffing. A drop request will require the drop of all continuous AVA days that originated from the same multiday trip. Credit for AVA days will not be pay protected if dropped.

15.
AVA SWAPS for Open Time will be processed in the Automated Bid System. A swap request will require the drop of all continuous AVA days that originated from the same multiday trip. The SWAP request must meet minimum staffing and rest requirements. Credit from AVA will not be pay protected if the Flight Attendant opts to SWAP it for a trip in Open Time.

16.	AVA cannot be split for DROP/SWAP purposes.

17.	A Flight Attendant may add a trip adjacent to AVA status as long as duty and calendar day limits are not exceeded based on the combination of the trip's duty day and the scheduled AVA availability.

18.	In no case will the Flight Attendant be paid for both the AVA and a trip picked up in Open Time if the AVA trip and an added trip would have resulted in a conflict.

19.	An Open Time trip cannot be split to accommodate AVA SWAP requests.

L.	OPEN TIME – MINIMUM CREDIT REQUIREMENTS

1.
At the completion of each Bid Period each Flight Attendant must accumulate a minimum of 60 credit hours. At no time will a Flight Attendant be allowed to drop below 45 credit hours, except as provided for in this Agreement. For purposes of the credit calculation described in this paragraph, artificial credit will be applied to unpaid absences. The value of such unpaid absences will be determined based on the “Returning from Leave Mid Month” table in paragraph 5.D above. Any artificial credit applied as outlined here will not be included in the actual pay calculation for the bid period.

2.
If a Flight Attendant's projected credit value for the current bid period is less than 60 hours, the Company may adjust the Flight Attendant's schedule to bring the line value above 60 hours through Credit Balancing. If the Company opts to use Credit Balancing, the schedule will be adjusted between 1400 on the 7th and 1400 on the 8th of the month. Credit Balancing may include any of the following:

a.	Adding trips to the schedule from Open Time

b.	Swapping trips on the schedule for trips in Open Time

c.	Assigning AVA days to the schedule

3.
If the Company assigns AVA days during the Credit Balancing process, these AVA days will be credited 4 hours or the value of the actual trip flown, whichever is greater. The availability window for the AVA days will be from 0001 until 2400 (base local time) on each of the assigned AVA days.

4.
At the conclusion of each bid period the Company will calculate accumulated credit for each Flight Attendant including actual credit and artificial credit as described above. If a Flight Attendant's total bid period credit is less than 60 hours the Flight Attendant will be denied access to the Automated Bid System Open Time or the TradeBoard for three subsequent bid periods. During this penalty period the Flight Attendant will not be permitted to participate in any voluntary ADD/DROP/SWAP/TRADE processes and must fly his/her line as awarded in the Automated Bid System. If the Flight Attendant is not awarded a regular line through the Automated Bid System then that bid period will not be counted as one of the three bid period for purposes of this penalty.

5.
In the event a Flight Attendant falls below the 60 or 37:30 hour requirement two consecutive bid periods in a row, the three bid period penalty period does not start over. It runs concurrent with the previous bid period's penalty.

Example: If FA Julie fell below 60 hours in June and she also fell below 60 hours in July, she would be restricted from the Automated Bid System for Daily Open Time and the TradeBoard for the bid periods of August, September, October, and November.

M.	DAILY OPEN TIME LIVE (FIRST-COME FIRST-SERVED)

1.
All available Open Time will be displayed in the Automated Bid System. A Flight Attendant may submit requests in the Automated Bid System to modify his/her schedule using ADD/DROP/SWAP with Open Time on a first-come first-served basis.

2.
It is the Flight Attendant's responsibility to enter or remove an Open Time request in the Automated Bid System. Crew Scheduling and/or Inflight Management will not enter, modify, or remove any request in the Automated Bid System for a Flight Attendant.

3.
Because trips that must be modified (irregular ops, sick calls mid-trip, schedule changes, etc.) are temporarily dropped into Open Time in order for Crew Planning/ Scheduling to make the adjustment, it is possible that a trip may appear to be available for ADD/DROP/SWAP when that is not the case. If a Flight Attendant is awarded one of these trips, Crew Planning/Scheduling may reverse the Automated Bid System award. This does not constitute an error on the part of Crew Planning/ Scheduling, and the Flight Attendant will not be pay-protected.

N.	TIMELINE

1.
Open Time Live will begin at 1400 on the 19th of each month and will be available through 1400 on the next to last day of the bid period. To prevent any conflict with the preferential bidding process, trip trades and Open Time requests to add or swap duty periods on the Flight Attendant's schedule on the last 6 days of the bid period will not be allowed between 1100 on the 10th and 1400 on the 18th.

2.	Unassigned trips will remain in Daily Open Time Live and available for ADD/SWAP requests until 1400 the day prior to the trip report.

3.	Unlimited requests for Daily Open Time Live are allowed until 1400 the day prior to trip report. (For next day requests, Open Time closes at 1400 the day prior to the trip start).

4.	Reserve coverage for carryover trips will not be available until after the next bid period's Reserve lines are posted at 1400 on the 18th.

O.	DROPS, ADDS, SWAPS AND SPLITS

1.	Open Time trips may only be split into two parts. The split must begin and end in base. A Flight Attendant may not split one day trips.

2.	A Flight Attendant may SWAP a portion of a trip for an entire trip or entire trip for a portion of a trip. A Flight Attendant may not SWAP a portion of one trip for a portion of another trip.

3.	Requests must be in compliance with duty and rest limitations as established by this Agreement.

4.
Minimum reserve staffing requirements will be set by the Company on a monthly basis for each day in the bid period. Weekends (Friday-Sunday), holiday periods, and the first and last 3 days of each bid period will have a higher reserve staffing minimum. DROPS will not be approved if the days impacted are at or below established minimum staffing requirements when the DROP request is processed.

5.
For purposes of DROP/SWAP in Open Time Live, the Company must consider staffing minimums on all days included in the trip.

Example: If a Flight Attendant requests to drop a trip that reports at 1800 on the 23rd and releases at 0100 on the 25th, the Automated Bid System will consider staffing requirements for each day the trip touches, the 23rd, 24th, AND 25th.

6.	No SWAPS are allowed between bid periods. Example: If a Flight Attendant is trying to SWAP a trip in May, he/she must pick up a trip in May. The Flight Attendant cannot pick up a trip in June.

P.	IRREGULAR OPERATIONS

1.
At the discretion of the Company, during irregular operations, Flight Attendants may pick up Open Time trips after 1400 the day prior to a trip. The cut off time for picking up these trips will be three hours prior to the report time of the open trip. After that point, open trips will be assigned to the next legal and available Reserve Flight Attendant pursuant to the Reserve assignment procedures of this Agreement.

2.
Flight Attendants will only be able to request a trip ADD over the phone by calling Crew Scheduling. These will be awarded on a first come, first served basis. DROP/SWAP will continue to be pursuant to the terms contained in this Agreement. Flight Attendants will be notified when this provision is in effect via the Automated Bid System ticker message, an update to the Crew Scheduling phone greeting, and, if possible, a notice on the Inflight homepage of MyFrontier.org.

Q.	TRIP TRADES

1.	A Flight Attendant may trade any trip on his/her current schedule with another Flight Attendant. Requests must be in compliance with duty and rest limitations as established by this Agreement.

2.	The TradeBoard will open at 1400 on the 18th. Whole trip trades must be submitted by 2000 the day prior to trip report. Split trips must be submitted by 1400 the day prior to trip report.

3.	TradeBoard split closes for the current bid period at 1400 on the 26th of the month.

4.	All trip trades will be completed via the Automated Bid System TradeBoard or TradeBoard Split.

5.	Line holders and Reserves are eligible for trip trades. Reserves using the trip trade process will be subject to limitations set forth by this Agreement.

6.	One-way trip trades must also be submitted via the Automated Bid System TradeBoard.

7.	Unlimited trip trading between Flight Attendants is available through the Automated Bid System TradeBoard for full and partial trips within the parameters set forth in this Agreement or the FARs.

8.
The Flight Attendant is responsible for entering or removing a trip trade request in the Automated Bid System. Neither Crew Scheduling nor Inflight Management will enter, modify, or remove any request in the Automated Bid System for a Flight Attendant.

9.	No trades are allowed between bid periods. Example: If a Flight Attendant is trying to trade a trip in May, he/she must trade for a trip in May. The Flight Attendant cannot trade a trip in June.

10.	To prevent any conflict with the preferential bidding process, TRADE requests on the last 6 days of the bid period will not be allowed between 1100 on the 10th and 1400 on the 18th.

R.	TRADE BOARD TRANSFER

1.
At 1400, any DROP request on the TradeBoard for the following day may be transferred by the Company to Aggressive Reserve Open Time or assigned during the Reserve Trip Assignment process. The approval of these requests will be reflected in the Automated Bid System and based on, but not limited to, available staffing, length of trips, and operational factors.

2.	Flight Attendants will be responsible to check for approved requests in the TradeBoard Folder on the Automated Bid System after 2000 the day prior to the trip report time.

S.	ADMINISTRATIVE AND/OR DAILY OPEN TIME ERRORS

1.
If Crew Planning/Scheduling or Inflight Management makes an administrative error, or an error in Daily Open Time Live or Daily Open Time Split, and a Flight Attendant is removed from, or not awarded, a trip he/she should have been given, he/she has the option of the following:

a.
The Flight Attendant will be offered a like trip if it is available. The like trip will be based on the Reschedule or Reroute parameters set forth in this Agreement, whichever is applicable. The Flight Attendant will be pay protected for the greater of the trips.

b.	If no like trip is available, the Flight Attendant may be considered AVA.

c.	The Flight Attendant may refuse the like trip or the AVA and receive no compensation.

2.
It is the Flight Attendant's responsibility to bring an error to the attention of Crew Planning/Scheduling for review as soon as he/she discovers the error. If the error is not brought to the attention of the Company in a timely manner, the Company may not be able to rectify the error and the Flight Attendant may forfeit any applicable pay protection.

Example: On August 1st a Flight Attendant submits a request to add a trip on August 15th. The trip is awarded incorrectly to another Flight Attendant. The Flight Attendant who should have been awarded the trip discovers this error on August 2nd but does not contact Crew Planning regarding the error until August 15th - 1 hour prior to the scheduled report time of the trip. In this case there is no guarantee that the Company can rectify this error.

3.	If the ADD/DROP/SWAP/TRADE conflicts with any of the terms outlined in this Agreement, the Flight Attendant will not be pay protected for the trip.

T.	NON-AWARDED OPEN TIME TRIPS Non-awarded Open Time trips will be awarded in the following order:

1.	Available to Assign (AVA).

2.	Reserve Flight Attendants (RSV).

3.	Willing to Fly (WIL).

4.	Junior Assignment (JRA) of Reserves and Line Holders.

5.	Any Frontier employee who is Flight Attendant qualified and current to perform Flight Attendant duties, including supervisors, instructors, and managers.

U.	WILLING TO FLY LIST (WIL)

1.	The Company will maintain a Flight Attendant's WIL status in CrewTrac.

2.
A Flight Attendant will contact Crew Scheduling by phone to request that he/she be added to Will Fly status. Crew Scheduling will place the WIL code on the Flight Attendant's line for each date he/she is available. Requests will only be taken once a bid period is available in CrewTrac. The Flight Attendant will also be responsible to contact Crew Scheduling to be removed from WIL.

3.	Open trips will be offered in seniority order to those Flight Attendants on WIL status.

4.
If the Flight Attendant cannot be contacted, Crew Scheduling will attempt to contact the next WIL Flight Attendant in seniority order, based on legality for the trip and number of days the Flight Attendant is available for WIL.

5.	Crew Scheduling will make an attempt to contact the Flight Attendant at up to two phone numbers, provided two are available.

6.	A Flight Attendant will have the option to pass on the assignment.

7.	A Reserve is eligible for WIL on days off.

V.	JUNIOR ASSIGNMENT (JRA)

1.	JRA will be the last resort for Crew Scheduling.

2.	JRA will be completed in reverse order of seniority.

3.	A Flight Attendant on vacation will not be JRA’d.

4.	JRA’d Flight Attendants will not be assigned more than one night away from base.

5.	A Flight Attendant may request to remain on a trip that involves more than one night away from base.

6.	JRA’d Flight Attendants will be compensated at one and a half times his/her hourly rate. No additional day off will be given in lieu of a JRA.

7.	Flights that were originally scheduled to depart before midnight but do not, due to irregular operations, are not considered to be a JRA and will not be paid at JRA pay.

8.
A Flight Attendant will not be JRA’d more than once during a bid period unless the Flight Attendant agrees to the assignment. If the company attempts to JRA a Flight Attendant while he/she is operating an assignment accepted through the Willing to Fly provisions of this Article, the Flight Attendant may decline the JRA.

9.	Before the Company begins to JRA, Crew Scheduling may ask any Flight Attendant to volunteer for the open trip.

10.
If Crew Scheduling is in a JRA position, the Crew Schedulers must identify themselves and state, “We are Junior Assigning Flight Attendants for ______ and we have reached your name on the Junior Assign List.”

11.	Prior to canceling a flight, the Company will contact any Frontier Company employee who is FAA-qualified and current to perform Flight Attendant duties.

12.	Days worked by such Frontier Company employees will be considered duty for legality purposes.

13.	The Company will maintain a JRA log including a minimum of the following information:

a.	Flight Attendant’s Name;

b.	Seniority Number;

c.	Telephone Numbers Contacted;

d.	Beginning and End Time of JRA Process;

e.	Result or Response; and

f.	Name of Crew Scheduler processing the JRA list.

14.	If a Reserve Flight Attendant calls to request a release from duty while Crew Scheduling is Junior Assigning, he/she cannot be JRA’d without his/her consent during that phone call.

W.	SCHEDULE CHANGES/REASSIGNMENTS

1.	General

a.
In the event that the Company cancels or revises a flight schedule for operational or marketing purposes, the Flight Attendant will be subject to reassignment per Reschedule or Reroute parameters as set forth in this section.

b.	A Flight Attendant reassigned from his/her regularly scheduled assignment will receive the greater of the original scheduled assignment or actual reassignment for flight time pay and credit.

c.
Any change that causes an illegality or conflict with the next trip or a training event on a Flight Attendant's line will be adjusted. Crew Scheduling will determine where the adjustment will be made to remove the conflict. The Flight Attendant will be pay protected for the adjustment resulting from a Reschedule or Reroute.

d.	A Reserve Flight Attendant who picks up a trip on his/her day(s) off will be considered a “Line Holder” for any schedule changes or irregular operations that may impact the trip.

e.
If a trip modification involves only a flight number change where no destinations or scheduled arrival or departure times are modified, the Company is not required to contact the Flight Attendant to advise of this change.

2.	Reschedule

a.	“Reschedule” is defined as a change to a trip prior to 1800 (base local time) the day before an initial trip report.

b.	“Initial Trip Report” is defined as the day and report time for the first day of a single or multiday trip.

c.	A Flight Attendant's availability will begin 1 hour prior to original trip report and will end no more than 3 hours after the original scheduled trip release time, not to exceed duty limitations.

d.	To be considered a Reschedule, the trip change and an attempt to notify the Flight Attendant must be made no later than 1800 (base local time) the day prior to Initial Trip Report.

e.	If the Flight Attendant desires to keep the revised trip, he/she may opt to accept a Reschedule with a report/release time earlier/later than the limitations in this provision.

f.
If a Reschedule requires a Flight Attendant to report earlier than originally scheduled, Crew Planning/Scheduling will make all reasonable efforts to notify the Flight Attendant in a timely manner. Upon receipt of a message regarding the Rescheduling, the Flight Attendant is responsible for confirming the message in a timely manner. If Crew Scheduling has not received confirmation from the Flight Attendant at least three hours prior to the new scheduled report time, the Flight Attendant will be removed and replaced on the trip until such point that it passes through base. The Flight Attendant will not be paid for the lost flight segments.

Example: A Flight Attendant is scheduled for a charter pairing on the 15th of the month. On the 1st of the month, a Reschedule occurs and the report time is adjusted from 1100 to 1015. Over the next two weeks, Crew Planning leaves multiple messages for the Flight Attendant at both contact numbers provided. The Flight Attendant personally receives these messages but does not confirm them with Crew Planning/Scheduling. At 0715 on the 15th, this Flight Attendant will be removed from this trip and the trip will be assigned to another Flight Attendant to ensure an on-time operation.

g.
For charter flying, a Flight Attendant’s availability will begin 2 hours prior to original trip report and end no more than 5 hours after original trip release. All changes to charter trips will fall under this section, regardless of the time the change is made.

h.
If Crew Scheduling is unable to reach the Flight Attendant before he/she departs for the airport and he/she reports for the original departure time, his/her duty day begins at the originally scheduled report time.

i.	A Reschedule is not considered an irregular operation.

3.	Reroute

a.	"Reroute" is defined as a change to a trip after 1800 (base local time) the day prior to initial trip report.

b.	A Flight Attendant’s availability will end no more than 2 hours after the original scheduled trip release time.

c.
If a Flight Attendant has reported for a trip in base and his/her scheduled flight has been cancelled prior to report time, the Flight Attendant will be available for reassignment provided notification of the assignment is made within one hour of scheduled report time. The reassignment will be for a flight that is scheduled to depart within three hours of the original departure time of the cancelled flight.

d.	If a Flight Attendant has reported for a trip and after report his/her scheduled flight is cancelled, the Flight Attendant will be available for reassignment provided notification of the assignment is made within one hour of the time of the flight’s cancellation or within one hour of the Flight Attendant’s inbound arrival time if operating from an outstation. The reassignment will be for a flight that is scheduled to depart within three hours of the original departure time of the cancelled flight.

e.
In an operational Reroute, if a flight is cancelled and there is no other Frontier flight available to return the crew (working or deadhead status) to base within the 2-hour limit, the crew will be assigned on the next available Frontier flight.

f.
If the next available Frontier flight is not scheduled to operate until the following calendar day and the crew is not required to operate that flight, then an alternate carrier may be considered for an earlier deadhead return to base.

g.	A crew swap for operational needs will be considered a Reroute.

h.
Crew Scheduling will attempt to notify a Flight Attendant of any change to a trip as soon as possible. If a Flight Attendant sees a change to his/her schedule or encounters an irregular operation, but has not been notified the Flight Attendant must contact Crew Scheduling for possible reassignment.

i.
If a trip modification involves only a flight number change with no destination or scheduled arrival or departure times modified, the Company is not required to contact the Flight Attendant to advise of this change.

j.	If the Flight Attendant desires to keep the revised trip, he/she may opt to accept a “Reroute” with a report/release time earlier/later than the limitations in this provision.

k.
When a Flight Attendant's originating trip of the day is delayed and he/she is notified of the delay prior to leaving for the airport, the trip report time will be modified by Crew Scheduling and the duty day will reflect the new report time.

l.	A Reroute will be considered an irregular operation if the crew has reported for duty.

4.	Notification Of A Flight Attendant

a.
Crew Scheduling will call up to two of the Flight Attendant’s phone numbers available in CrewTrac (or replacement software) to notify him/her of a change to his/her schedule. If it is necessary to contact a Flight Attendant during a FAA required minimum rest period, Crew Scheduling may make one phone call attempt to each contact number listed by the Flight Attendant.

b.	In base, a Flight Attendant will not be called or paged

between 2130-0630 (base local time) except when the Flight Attendant must be contacted immediately due to one of the following:

(i)	Emergency;

(ii)	To prevent an operational issue;

(iii)	Junior assignment;

(iv)	Reserve as required by this Agreement.

c.	On a layover, a Flight Attendant will not be called or paged between 2130- 0630 (base local time) except when the Flight Attendant must be contacted immediately due to one of the following:

(i)	Emergency;

(ii)	To prevent an operational issue;

(iii)	Reserve as required by this Agreement.

d.	During a layover, Crew Scheduling will attempt to limit calls to the first two hours or the last two hours of the layover, unless required to do otherwise due to the reasons outlined above.

e.	If a message is left at a Flight Attendant's phone contact number, it is the Flight Attendant's responsibility to make positive contact with Crew Scheduling to verify change(s) to his/her schedule.

X.	AVAILABLE TO ASSIGN (AVA)

1.	If the entire trip is cancelled, the Flight Attendant will be placed on Available to Assign (AVA) status.

2.	Assignment will be based on Reroute or Reschedule parameters, whichever is applicable. In addition:

a.
No Red-Eye/CDO pairing will be assigned, unless the original pairing contained a Red-Eye/CDO. Exception: AVA assigned as part of an Award when no trip had originally been on the Flight Attendant's schedule.

b.
There will be no pairing assigned that includes a sit time in excess of 3 hours in length, unless this sit time was part of an original pairing that was published in the monthly bid package or the sit time is part of a pairing that was created by a Flight Attendant through an Open Time or trade transaction.

3.	All Flight Attendants on AVA status will be available for assignment in a junior to senior order, after number of days and time available are considered.

4.	The Flight Attendant will be required to call to verify reassignment/

release for each calendar day of AVA status. This call must be made between 1700 and 1800 base local time the day prior to each day of AVA status.

Example: If a two-day trip reporting on the 21st and releasing on the 22nd is cancelled, and notification given per “Reschedule” parameters, the Flight Attendant must call in for reassignment/release between 1700 and 1800 base local time on the 20th and 21st. If the Flight Attendant is released they will be pay protected for the original trip credit.

5.	A Flight Attendant on AVA status will be assigned prior to a Reserve.

6.	If the Flight Attendant does not want to remain on AVA status, he/she may request to DROP/SWAP AVA through the Automated Bid System.

Y.	DOUBLE COVERED

1.
If more than one Flight Attendant is assigned the same trip and position and neither Flight Attendant has been notified of the double assignment before report, the most senior Flight Attendant has the option to fly the trip or be displaced. The displaced Flight Attendant will be pay protected for flight hours lost.

2.
If more than one Flight Attendant is awarded the same trip and position and the error is discovered prior to report, Crew Scheduling must offer a like trip to the Flight Attendants. The Flight Attendant first awarded the trip has the first option of the following:

a.	Fly the awarded trip as scheduled;

b.	Fly a like trip and receive compensation for the greater of the two trips;

c.	Refuse to fly either trip and receive no compensation; or

d.	Be assigned AVA as detailed under Reschedule.

3.	The second Flight Attendant has the option of 2.b–d above only when the first Flight Attendant has chosen to fly the awarded trip.

Z.	EQUIPMENT DOWNGRADE

1.	When a flight on an A320 is downgraded to an A319 or A318, the Company, at its sole discretion, will exercise one of the following options:

a.	Operate the A319 or A318 with four working Flight Attendants to maintain schedule integrity and/or necessary crew routing.

b.
Remove an extra Flight Attendant from the trip and reassign him or her to another trip employing Reschedule or Reroute parameters, whichever is applicable. The Flight Attendant to be reassigned will be determined as follows:

(i)	If all Flight Attendants are on a single pairing, the

opportunity for reassignment will be offered in seniority order to the Flight Attendants on the pairing carrying the surplus position, with the three most senior Flight Attendants having the right of refusal. The junior Flight Attendant will be reassigned if the three more senior Flight Attendants pass on the reassignment.

(ii)	If a Flight Attendant was added to the pairing from a different pairing, the added Flight Attendant will be reassigned.

2.
If there is no need to leave the A319 or A318 with four working crewmembers or there are no reassignment options available, one Flight Attendant will be released from duty and pay protected. The Flight Attendant to be released will be determined in the same manner as 1.b of this section.

3.
If any of the above provisions are exercised and there is a resulting vacancy in the FA, FB, or FC positions, the Flight Attendant originally assigned to the FD position will fill that vacant position.

AA.	DISPLACEMENT

1.
A Flight Attendant displaced by a Company employee who is FAA-qualified and current to perform Flight Attendant duties will be pay protected for any trip or part of trip from which he/she is removed. The Company will notify the displaced Flight Attendant as soon as possible of the displacement.

2.	A displaced Flight Attendant will be released from duty and may be offered any available Open Time by Crew Scheduling. The displaced Flight Attendant may accept or decline the Open Time offer.

BB.	DECLARED IRREGULAR OPS

1.
A Declared Irregular Operations (DIO) is defined as any short-term event such as weather or airport closure that significantly disrupts or that is predicted to significantly disrupt at least 25% of the total daily system flight segments. A DIO may be declared by the VP of Flight Operations or the Director of System Operations Control (or a position they report to) based on a known or predicted event.

2.
This provision is intended to provide the Company greater flexibility to operate during, and reestablish normal scheduled operations after, a DIO. Notice of the beginning and the end of a DIO will be included as a CrewTrac message to all Flight Attendants. Any DIO will also be posted on MyFrontier.org.

3.	During a DIO, Crew Scheduling will be allowed reasonable relief from Reschedule and Reroute limitations as necessary to conduct operations and to reestablish normal scheduled operations.

4.
During a DIO, information for Flight Attendants will be posted at www.MyFrontier.org\departments\inflight (if not on the myfrontier home page). Flight cancellations will be posted at www.FrontierAirlines.com, but crews must receive notification through Crew Scheduling.

5.
During a DIO and recovery, a Flight Attendant who is sent to a Crew Hotel and remains an extended period of 8 hours and 15 minutes or more, beyond block-in will be considered to be released to rest until reassignment. 24 hours at rest in an out-station or in base will meet FAR requirements for the 24 hours in 7 days.

Example:     A crew scheduled for a DFW turn is sent to the hotel in DFW at 2000 because the return segment is cancelled due to DIA closure. The crew begins normal lay-over rest (though they are not released from reassignment). They are reassigned at 1800 the second day to depart at 0600 the third day. This crew has had legal rest as well as a 24 in 7 break for purposes of legality.

CC.	DEADHEADING (DH)

1.	A deadheading Flight Attendant is one who is flying positive space on duty to or from a working assignment.

2.	In uniform

a.	Should not call undue attention to himself/herself, but may engage in personal endeavors (reading, writing letters, etc.); use discretion if seated on jumpseat in view of passengers.

b.	May sleep in an assigned passenger seat but may never sleep on the jumpseat.

c.	Must not consume alcohol.

d.
A deadheading Flight Attendant is not considered to be part of the minimum crew; therefore, the deadheading Flight Attendant must not interfere (unless specifically requested) in any aspect of the operation.

3.	Out of uniform:

a.	Must wear business attire appropriate for representing the Company.

b.	All other rules apply as stated above.

4.	A Flight Attendant scheduled to deadhead from base will report 60 minutes prior to departure in CrewTrac (or replacement software) and will report to the gate 30 minutes prior to departure.

5.	A Flight Attendant scheduled to Deadhead from an outstation will report to the gate 30 minutes prior to departure.

6.
A Flight Attendant may be assigned, in reverse seniority order, the Flight Attendant jumpseat if the flight is full and revenue passengers will be left behind. If the flight is full but only non-revenue passengers will be left behind, then the deadheading Flight Attendant may occupy the jumpseat at his/her discretion.

7.	A Flight Attendant who is required by the Company to deadhead to or from any station for the purpose of covering or returning from a flying assignment will be credited with 50 percent of the scheduled flight time of the deadhead trip. This provision will also apply when deadheading is by surface transportation and made in lieu of air transportation as though the deadheading were performed by air transportation.

8.	Deadhead time will be included in duty time. A Flight Attendant may not deadhead during any rest break required by crew legalities.

9.
A Flight Attendant deadheading at the end of a trip for the purpose of returning to his/her base will be scheduled on the first scheduled Company flight. A Flight Attendant must contact Crew Scheduling to be released from duty if the Flight Attendant alters or deviates from the original deadhead flight assignment.

10.	Deviation from Scheduled Deadheads

A Flight Attendant may deviate from Scheduled Deadheads under the provisions below. If the Flight Attendant deviates from the Scheduled Deadhead, the Flight Attendant will be responsible for arranging his/her own transportation.

a.	Lineholders – Outbound from Base

(i)	A Flight Attendant scheduled to Deadhead on the first leg of a Sequence will call Crew Scheduling no less than 24 hours in advance to notify them that they will not be taking the Deadhead flight.

(ii)
Following the initial notification, a Flight Attendant scheduled to Deadhead on the first leg of a Sequence will call Crew Scheduling to check-in at least 3 hours but no more than 4 hours prior to the scheduled departure of the Deadhead leg.

(iii)
The Flight Attendant is also responsible for reporting to Crew Scheduling from his/her scheduled operating flight at the gate of departure at least 1 hour, but no more than 2 hours prior to scheduled departure for the first operating leg. For International flights, the check-in will be at least 1 hour and 15 minutes but no more than 2 hours and 15 minutes prior to scheduled departure for the first operating leg.

(iv)	The Flight Attendant must contact Crew Scheduling as soon as possible if the Flight Attendant encounters any delays that might affect the Flight Attendant's check-in time for the operating flight.

(v)
Should a Flight Attendant decide to deviate from his/her scheduled deadhead, the deadhead leg will be removed and not paid. This will postpone the duty time and the Flight Attendant's per diem until his/her actual duty period begins.

(vi)	A Flight Attendant may be required to come to

base if that Flight Attendant has been Rescheduled or Rerouted.

b.	Lineholders – Inbound to Base

(i)
If a Flight Attendant, scheduled to Deadhead on the last leg of a Sequence, intends not to Deadhead to base, the Flight Attendant will call Crew Scheduling in advance. The Flight Attendant will not be reassigned during this notification call to Crew Scheduling except to work the Deadhead leg.

(ii)
Flight Attendants electing to take an on-line flight other than their originally scheduled Deadhead flight may travel on a space-available basis in accordance with Company policy. Should a Flight Attendant decide to deviate from his/her scheduled deadhead, the deadhead leg will be removed and not paid. This will also end the Flight Attendant's per diem.

c.	Reserve Flight Attendants

(i)	A Reserve Flight Attendant may alter or deviate from the original deadhead flight assignment only if the deadhead is the final leg of a trip and he/she has previously contacted Crew Scheduling.

(ii)	Should a Reserve Flight Attendant decide to deviate from his/her scheduled deadhead, the deadhead leg will be removed and not paid. This will also end the Flight Attendant’s per diem.

(iii)
If a Reserve Flight Attendant chooses to deviate from the original assigned deadhead assignment, he/she is responsible for his/her own travel and is still considered to be on duty at the arrival time of the originally scheduled deadhead flight unless released by Crew Scheduling.

Example: Flight Attendant Jenny is on Reserve. She was scheduled for a Kansas City overnight with a deadhead home the next afternoon at 1615. Jenny would like to come home immediately after arriving in Kansas City. She contacts Crew Scheduling and invokes her option to deviate from her assignment. Jenny will be released and allowed to travel home and will be placed back on duty (Reserve) the following day at 1700 when she was originally scheduled to arrive at her base.

DD.	CHARTER FLYING

1.	"Charter Flying" refers to a duty period that includes one or all of the following:

a.	Scheduled service required to position to/from a charter;

b.	Aircraft ferry flights required to position to/from a charter;

c.	A charter flight.

2.	Charter flying may exceed duty limitations given the crew complement satisfies FAR requirements (FAR 121.467).

3.	All schedule changes made to charter flying will fall under the “Reschedule” provision of this section, regardless of the time made.

4.	Charter flying is client driven not schedule driven, so wait times may be extended.

5.
Inflight works with the charter client to plan and provide food and beverage selections on a charter flight. Inflight may provide flight-specific instructions for in-flight service. Flight Attendants working a charter flight must follow the instructions provided.

6.	The same FARs and Inflight procedures as scheduled service are in effect for charter flights. Required announcements, compliance checks, etc., must be performed along with any additional instructions.

7.
The Onboard Charter Coordinator (OCC) provided by Frontier acts as a liaison between the client and Frontier to facilitate communication and handle issues that may arise. Not all charter flights require an OCC.

8.	Premium Service

a.	For charter flights requiring premium service, an additional Flight Attendant may be assigned

b.	Flight Attendant must be premium service qualified and in good standing.

c.	Premium service qualified Flight Attendants will receive written notification of upcoming charter trips for that bid period.

d.	Premium service qualified Flight Attendants must provide written notification to Inflight by the deadline.

e.	Trips are awarded based on seniority. Trips are assigned before bids close.

ARTICLE 6
RESERVE FLIGHT ATTENDANTS

A.	RESERVE FLIGHT ATTENDANTS - GENERAL

1.	General Guidelines

a.	A “Reserve” is an active Flight Attendant with assigned days on call but no assigned line of flying.

b.
Reserve lines will be constructed with two or more consecutive days off. A Reserve may choose to waive down to a single day off via the Automated Bid System during the Reserve Automated Bid System process. Crew Planning may adjust a Reserve to a single day off only for transition periods.

c.	Reserve Flight Attendants will be on-call 24 hours, midnight to midnight, as indicated by “R”, “RSV” or “RSN” (RSN – for Mixed Line holders) on his/her schedule, unless released by Crew Scheduling.

d.	Reserve lines will be constructed with a minimum of three consecutive “R” days unless adjusted by Crew Resources for transition periods, which could result in a single day of Reserve duty.

e.
Reserve lines will be constructed with Recurrent Training as a pre-planned absence and will count toward the 75 hour guarantee. Recurrent Training must be scheduled adjacent to a group consisting of three or more consecutive Reserve days either prior to a block of Reserve days or following a block of Reserve days. Recurrent Training will not be scheduled in the middle of a block of Reserve days or scheduled to create a standalone Reserve day. Reserves attending Recurrent Training require a minimum of 10 hours rest in base before and after Recurrent Training.

f.	A minimum of 11 days free from duty will be scheduled in every Reserve line per bid period. A Flight Attendant awarded a Mixed Line will be scheduled with a minimum of 10 days free from duty.

g.	A Reserve Flight Attendant may be assigned scheduled and non-scheduled trips as well as Ready Reserve duty.

B.	CONTACT AND REPORT TIME GUIDELINES

1.
A Reserve Flight Attendant will ensure that Crew Scheduling has reliable contact telephone number(s) for all periods of Reserve and must be available for contact at all times while on Reserve status, unless released by Crew Scheduling. The contact phone number must have voicemail capability.

2.	A Reserve Flight Attendant must be able to report to the crew lounge or the aircraft, as assigned by Crew Scheduling, within two hours.

3.
In the event the Reserve Flight Attendant is left a message while on call-out status, he/she must respond to Crew Scheduling within 15 minutes. A Reserve Flight Attendant who fails to respond within 15 minutes will be listed as Unable To Contact. If the initial notification attempt was for a short call, the two-hour report time begins at the time Crew Scheduling made the initial call, not at the callback time. The Reserve Flight Attendant is responsible for making the original two-hour report time.

C.	AGGRESSIVE RESERVE ASSIGNMENTS NOTE: All times will be considered Local Headquarters Time (IND) unless otherwise noted.

1.
From 1500 to 1800 all open trips that report on the following calendar day will be made available for bidding in the Aggressive Reserve Folder in the Automated Bid System. Aggressive Reserve awards will be processed prior to the normal Reserve assignment process and will be awarded on a first-requested, first-awarded basis. Aggressive Reserve requests are time-stamped in the Automated Bid System and will be processed in order of the earliest time- stamp to the latest time-stamp.

2.
A Reserve Flight Attendant can only bid Aggressive Reserve trips that fall within their available Reserve days. Trips will be awarded on a first-requested, first-awarded basis to Reserve Flight Attendants whose days of availability match the length of the trip. However, a trip may be awarded to a Reserve Flight Attendant that is shorter than the length of available days based on, but not limited to, operational factors and available staffing.

3.
Crew Scheduling may deny an Aggressive Reserve bid if the assignment of the trip will result in a Reserve having a projected credit of more than 75 hours for the bid period. This excludes Mixed Line Flight Attendants.

4.	A Reserve assignment for the current day will take precedence over an Aggressive Reserve award.

5.
Reserves may use the Aggressive Reserve process to combine open trips with an existing assignment. Minimum connection time (60 minutes for domestic; 75 minutes for international) will apply when combining Open Time trips.

6.
Reserve Flight Attendants will be responsible to check responses (Approval/Denial) in the Aggressive Reserve Folder on the Automated Bid System. Approved/Denied bids (Trip, Ready Reserve, Reserve No-Fly Days, etc.), will be published by Crew Scheduling in the Automated Bid System, and will be considered confirmation of awards/denials. All release time requirements will apply.

7.	Crew Scheduling may deny an Aggressive Reserve bid if the bid does not satisfy all duty and rest requirements.

8.	Trips not awarded through Aggressive Reserve will be assigned through the Trip Assignment Process below.

D.	TRIP ASSIGNMENT PROCESS

1.
Reserve assignments are made based on, but not limited to, accrued bid period credit, days available, Ready Reserve shifts worked during the bid period, and Flight Attendant legality. If multiple Flight Attendants match a trip length (e.g. four days of availability for a four-day trip) the Flight Attendant with the lowest accrued bid period credit will usually receive the trip. A Reserve Flight Attendant's credit calculation will not include any credited time picked up on a Reserve's days off. However, the credit time will include accrued bid period paid days such as Vacation, Sick, Funeral, Jury, Company Business, Union Business and Recurrent Training or other scheduled training.

2.	Reserves will be provided as much advance notification of assignments as possible. Reserve assignments for the following day will begin after 1800 (base local time).

3.
When a Reserve Flight Attendant is on a day off and needs to be given an assignment for the next day, Crew Scheduling will attempt to contact the Flight Attendant by phone during the hours of 1400-2300 (base local time).

a.	The Flight Attendant is not required to answer the phone but is responsible for the assignment given.

b.	If the Flight Attendant chooses not to return a call from Crew Scheduling prior to the Reserve day beginning at 0001, Crew Scheduling will notify the Reserve while he/she is on call-out status.

4.
When a Reserve is on a legal rest and needs to be given a new assignment, Crew Scheduling will attempt to contact the Flight Attendant during the first two hours or last two hours of the rest period, unless there is an emergency or operational necessity.

5.	A courtesy telephone call from Crew Scheduling during a rest period or day off does not constitute an interruption of a Reserve's rest.

6.
Reserves will not be able to make requests to Crew Scheduling involving specific assignment preferences such as layovers, types of trips, or Ready Reserve shifts, with the exception of requests submitted during the Aggressive Reserve process.

7.	A Reserve may not drop or trade a trip assigned by Crew Scheduling.

E.	RED-EYE ASSIGNMENTS

1.
A Reserve Flight Attendant will be released to 12 hours free from duty when inbound from a red-eye flight into home base. The Reserve Flight Attendant should remind Crew Scheduling that he/she completed a red-eye flight when he/she calls to be released from duty so that the appropriate rest time can be reflected in CrewTrac (or replacement software). A Reserve Flight Attendant will not be assigned to a flight following a red-eye flight unless it is part of the original trip pairing.

2.	The Company will not assign a Reserve Flight Attendant to a red-eye flight after an AM Ready Reserve assignment or a previous trip that returns prior to 1400 the same day (base local time), unless the assignment will prevent a Junior Assignment.

F.	READY RESERVE (AIRPORT STANDBY)

1.
Ready Reserve shifts will usually be scheduled for six hours and may be adjusted to eight hours as required by operational or staffing needs. Shift start and end times may be adjusted to accommodate schedule changes. Reserve Flight Attendants will submit Ready Reserve shift preferences for the following day in the Automated Bid System Aggressive Reserve Folder between 1500 and 1800 and assignments will be based on a first-requested, first-awarded basis for those Flight Attendants who will be assigned Ready Reserve. At no time will a Flight Attendant be assigned a Ready Reserve shift that results in a legality conflict.

2.
A Flight Attendant assigned to sit Reserve in another base will be paid per diem as well as provided hotel accommodations when sitting multi-day Reserve assignments. These Reserve assignments will not exceed 6 consecutive days from report to release at his/her base. All work rules applicable to Reserve Flight Attendants apply when assigned Reserve shifts out of base.

3.	Ready Reserve shifts will be designated in CrewTrac (or replacement software) as follows:

a.	RSA - AM shift

b.	RSB - Mid-day shift

c.	RSC - PM shift

d.	RSD - Night Shift

4.
Ready Reserve shifts will be paid at a 1-for-2 value (one Credit Hour for every two hours on Ready Reserve). If a Ready Reserve is released early or extended, the credit for the shift will reflect the change. If a Ready Reserve is given a trip while sitting a Ready Reserve shift, the release time and shift credit will be adjusted to reflect an updated 1-for-2 credit and an end time of 0:01 minute prior to the report of the trip assignment. The Ready Reserve will receive both the Ready Reserve shift credit in addition to any flight time flown that day.

Example: A Ready Reserve sits six hours in the crew lounge but is not given an assignment. The Ready Reserve is released for base rest and is given three hours credit toward the guarantee for the bid period.

Example: A Ready Reserve receives a call from Crew Scheduling for a 1000 report time, flying an ATL turn worth six hours of credit. The Ready Reserve started the day at 0700 and will receive 1:30 credit for their Ready Reserve shift from 0700 to 1000, as well as six hours credit for the ATL turn.

Example: A Ready Reserve is scheduled to sit for six hours and is released after five hours to crew rest for an early trip the next day. The Reserve will receive 2:30 of credit for actual sit time.

G.	RELEASE FROM DUTY

1.	A Reserve Flight Attendant completing any Reserve assignment will contact Crew Scheduling before leaving the airport for release or reassignment.

2.	Reserves will be released from on-call duty after a flight assignment based on the duty day as follows:

a.	When the last duty period of an assignment is less than 10 hours, the Reserve will be: given an additional flight or Ready Reserve assignment; placed back on-call; or released.

b.	When the last duty period of an assignment is 10 hours or more, the Reserve will be released to rest or to days off, except in irregular operations situations.

3.
Reserves will be released from Reserve status until report time of their next assignment upon notification of that assignment, based on when the assignment reports the next day. If an assignment for the next day reports before 1200 (base local time), the Reserve will be released at the time of notification until the report time. If the assignment for the next day reports on or after 1200 (base local time), the Reserve will be released at 2359 (base local time) until the report time.

4.
A Reserve returning from a flight assignment at 1600 (base local time) or later on the last day of a block of Reserve days will be: given another flight assignment or Ready Reserve assignment; or released into days off. A Reserve will not be placed back on-call. It will remain the Reserve's responsibility to contact Crew Scheduling for release.

5.	A Reserve Flight Attendant who has not been called on his/her last day of a block of Reserve days may call Crew Scheduling after 1800 (base local time) to be released into his/her days off.

H.	SCHEDULE ADJUSTMENTS

1.
Reserve Flight Attendants are able to pick up Open Time and utilize the Flight Attendant TradeBoard. Reserve Flight Attendants will also be permitted to sign up for Will-Fly (WIL) status provided all rest requirements are met.

2.	Reserve Flight Attendant Open Time Procedures

a.
Reserve Flight Attendants picking up Open Time will be required to have a minimum 10 hour rest period before/after any trip report/release. A Reserve must also be scheduled to have a calendar day off in any seven-day period. All trip additions are subject to all rest requirements as set forth by this Agreement and the FARs.

b.	Requests for trips that add duty periods for the last six days of a bid period will not be allowed until 1400 on the 18th.

c.	Reserves will be paid at straight time rate for hours picked up on days off in addition to their 75-hour guarantee. Should a Reserve fly more than 86 hours, the overtime rate

(1.5) will be paid for the hours beyond 86. Credit for Ready Reserve shifts will apply towards the 86 hours.

d.
A Reserve Flight Attendant, on his/her last day of a Reserve period, who has picked up a trip for the following day that causes a 10-hour rest violation, will not be pay protected for the trip or any portion of the trip that makes them illegal. The Reserve Flight Attendant will complete any portion of the added trip that is legal.

e.	Reserve Flight Attendants who ADD/SWAP a non-Reserve trip from Open Time will be considered a Line Holder for any schedule changes or irregular operations during that trip.

3.	Reserve Flight Attendant TradeBoard Procedures:

a.
Reserve Flight Attendants picking up trips off the Flight Attendant TradeBoard will be required to have a minimum 10 hour rest period before/after any trip report/release. A Reserve must also be scheduled to have a calendar day off in any seven-day period. All trip additions are subject to all rest requirements of this Agreement.

b.	Requests for trips that add duty periods for the last six days of a bid period will not be allowed until 1400 on the 18th.

c.
Reserves will be paid at straight time rate for hours picked up on days off in addition to their 75-hour guarantee. Should a Reserve fly more than 86 hours, the overtime rate (1.5) will be paid for the hours beyond 86. Credit for Ready Reserve shifts will apply towards the 86 hours.

d.
A Reserve Flight Attendant, on his/her last day of a Reserve period, who has picked up a trip for the following day that causes a 10-hour rest violation, will not be pay protected for the trip or any portion of the trip that makes them illegal. The Reserve Flight Attendant will complete any portion of the added trip that is legal.

e.
A Reserve Flight Attendant wanting to trade a Reserve day must have at least one other Reserve day before/after the Reserve day being traded. The Reserve day trade cannot result in a single Reserve day. All Reserve Trades must be Reserve day for Reserve day.

f.	Reserve Flight Attendants who ADD/TRADE a non-Reserve trip from the TradeBoard will be considered a Line Holder for any schedule changes or irregular operations during that trip.

g.	Reserve Flight Attendants may trade Reserve days only with other Reserve Flight Attendants or Mixed Line holders.

4.	Reserve Day Drop (No-Fly)

a.
On days of sufficient reserve coverage, the Company may offer Reserve No-Fly Days (RNF). Reserve Flight Attendants will submit a bid for a RNF in the Aggressive Reserve Folder in the Automated Bid System. Bids will only be considered for a single Reserve period for the following calendar day. Awards will be on a first-requested, first-awarded basis. Reserve Flight Attendants awarded a RNF will lose the four hours credit for the dropped Reserve day.

b.	The approval/denial of any bids will be based on staffing, any potential system disruptions, and the ability to retain an adequate number of Reserves that are available for multi-

day trips.

c.
A maximum of three RNFs may be awarded to any Reserve Flight Attendant in each bid period. A Flight Attendant will be considered notified of a RNF if the drop request is marked approved in the Automated Bid System. A Reserve Flight Attendant approved a RNF will not be released until 2359 (base local time), the end of the current Reserve period, unless released by Crew Scheduling.

Example: Sally P. has placed a request in Aggressive Reserve for a RNF day for tomorrow. At 1800, Crew Scheduling approves the request. Sally P. is still on Reserve for the remainder of today. Crew Scheduling calls Sally P. at 1900 for a Stand-up that night. Sally P. must take the trip, as today's operation takes precedence over tomorrow. Sally P.'s RNF day will now be removed.

Example: Johnny W. has placed a request in Aggressive Reserve for a RNF day for tomorrow. At 1800, Crew Scheduling approves the request. Johnny W. is still on Reserve for the remainder of today. At 2100, Johnny W. calls Crew Scheduling to be released for the day and they approve that request. Johnny W. will be released for the remainder of the night and will have a RNF day the next day.

I.	SHORT CALL LIST

1.
Reserves will have the daily option of placing themselves on a Short Call List (to be assigned for call-outs two hours or less) via a telephone call to Crew Scheduling. The Reserve Flight Attendant will inform Crew Scheduling of their desire to be on the Short Call List by stating, “(Flight Attendant name and Employee Number) – I would like to be placed on the Short Call List for today.” Crew Scheduling may assign these Flight Attendants out of assignment order. If a Reserve is given an assignment based on this preference and criteria, the Reserve may not reject the assignment.

2.
All Contact and Report Time Guidelines will apply to a Short Call assignment.

Example:     Mary calls Crew Scheduling at 1000 and says: “This is Mary Smith, employee number 9999, and I would like to be placed on the Short Call List for today.” Crew Scheduling calls Mary at 1230 and tells her that they have a trip for her that departs two hours from the time of the phone call. Mary is required to take the trip and will need to report within two hours of the original call from Crew Scheduling.

J.	MIXED LINES

1.	General Guidelines

a.
Flight Attendants awarded Reserve status during the monthly bid will have the opportunity to participate in a secondary bid, called Mixed Lines, when offered by the Company. Mixed Lines will be built by the Company and will have a credit value of at least 75 hours. Mixed Lines may not be offered every bid period. When the Company builds Mixed Lines, they may be built in one of the following ways:

(i)	Mixed Lines may contain any combination of trips and Reserve days; or

(ii)	Mixed Lines may contain only trips.

b.	Each Reserve day on a Mixed Line will carry a minimum credit value of 4 hours.

c.
Mixed Lines will be built by Crew Resources and will be posted in the Automated Bid System as a secondary bid after the initial Automated Bid System award and before the Reserve line award, when available. Mixed Line bidding will open each month on the 16th day at 1600. Bidding will conclude on the 17th day at 1400 each month.

d.
Mixed Lines will be constructed with a minimum of 40 credited trip hours. Reserve days will be added to bring the Mixed Line value to a minimum of 75 credit hours. Reserve days for Mixed Lines will have a value of four hours each. When a Mixed Line Flight Attendant is assigned trips on Reserve days, pay protections apply only to the block of Reserve days, not single days of Reserve.

Example: Mary has a block of three RSN days worth 12 hours total. Crew Scheduling assigns her a three-day trip worth 15 hours total, but the first day of the trip is only worth 2:30. Mary will be credited the full 15 hours of the trip and no further pay protections are necessary because the trip was worth more than 12 hours of RSN time for all three RSN days.

Example: Johnny also has a block of three RSN days. Crew Scheduling assigns him a two-day trip worth 7:17 and he stayed at home on the third RSN day. Johnny is pay protected 43 minutes since the original value of his two RSN days was eight hours. He still receives four hours credit for the third RSN day in this block because he sat at home waiting to be assigned.

e.	A transition conflict is any interference or illegality from the current bid period to the following bid period. Transition conflicts for Mixed Line holders will be resolved in the following manner:

(i)
If a trip that begins in the current bid period conflicts with another trip in the following bid period, the transition conflict will be resolved by dropping the minimum amount of time necessary to resolve the conflict or illegality. This adjustment will be made in the following bid period rather than the current bid period and such adjustment will be made at the beginning or end of a trip. The Flight Attendant will not be pay protected for the time dropped.

Example: Mary has a trip that reports on the last day of the current bid period and returns on the second of the following bid period. Mary's Mixed Line award for the following bid period begins with a two-day trip that reports on the first. Mary will be removed from the entire two-day trip, as it returns on the second, prior to the arrival of her four-day trip from the previous bid period. Mary lost 10 hours as a result of the removal. She is still at 65 hours so no adjustment needs to be made to her bid period.

(ii)
If a trip that begins in the current bid period conflicts with a scheduled Reserve day in the following bid period, the transition conflict will be resolved by adjusting the Reserve code to begin immediately following the debrief of the trip. After completing the transition trip, the Mixed Line Flight Attendant will call Crew Scheduling before leaving the airport for a Reserve assignment or release. A Reserve assignment or release will be based on the duty day upon completing the carry-over trip:

a)
If the duty day is less than 10 hours, the Flight Attendant will be: given a flight assignment or Ready Reserve assignment; placed on-call; or released. The Flight Attendant will be pay credited for the greater of the flight time flown or 4.0 hours.

b)
If the duty day is 10 hours or more, the Flight Attendant will be released to rest or to days off, except in irregular operation situations. The Flight Attendant will be pay credited for the greater of the flight time flown or 4.0 hours.

Example: Mary has a trip that reports on the last day of the current bid period and returns on the second of the following bid period. Mary's Mixed Line award for the following bid period begins with Reserve days scheduled on the second and third. Mary must call Crew Scheduling before leaving the airport to be released or given an assignment. She's been on duty for less than 10 hours so Crew Scheduling may assign her: to another trip or Ready Reserve; Reserve status; or release her to rest. Mary has already flown three hours on the second so her pay credit for the day depends on any additional assignments. If she is released from Reserve status, she will receive four hours of pay credit for the day.

f.	It is the Mixed Line Flight Attendant's responsibility to ensure he/she is above 60 credit hours by the end of the bid period. Flight Attendants may call Crew Planning before the 7th of the month to request Reserve days be added to their schedule to bring them above 60 hours. If the Flight Attendant falls below 60 hours, Crew Planning may balance the Flight Attendant on the 7th of the month by adding or swapping trips and/or adding additional Reserve days.

2.	Mixed Line Non-Reserve Day Guidelines

a.	Mixed Line Flight Attendants may not end the bid period below 60 credit hours.

b.	Mixed Line Flight Attendants have full access to all Open Time processes and Trip Trades.

c.	Mixed Lines will initially be built to a minimum credit of 75 hours. The minimum 75 credit hours will include trip credit, Reserve day credit, and any applicable absence credit.

d.	All applicable rules pertaining to Line Holders will apply to Mixed Line Flight Attendants when not on a Reserve day.

3.	Mixed Line Reserve Day Guidelines

a.	Mixed Line Flight Attendants will be on call 24 hours, midnight-to-midnight, as indicated by “RSN” on his/her schedule, unless released by Crew Scheduling.

b.	Rules governing ADD/SWAP/TRADE adjacent to any Reserve days will apply.

c.	Only credit time on RSN days and applicable absence credit will count towards the Reserve credit calculation and the assignment of Mixed Line Flight Attendants on RSN days.

d.	All other Reserve rules will apply to Mixed Line Flight Attendants on their Reserve days.

e.	A Mixed Line holder may trade Reserve days only with Reserves or other Mixed Line holders. All Reserve Trades must be Reserve day for Reserve day.

4.	Mixed Line Vacation

a.
Flight Attendants will receive paid vacation. Flight Attendant vacation awards will be granted in seniority order. Flight Attendants will bid vacation based on their projected accrual as of December 31st.

b.	The number of guaranteed days off in the bid award will be prorated during bid periods with pre-awarded absences (vacation, etc.). (See the Reserve FA Absence Proration Table below.)

c.	Accrued but unused vacation will be paid in the event of furlough, retirement, or termination according to the terms of this Agreement. If any vacation days are not scheduled to be used by December 31st of the current year, they will be paid no later than January 21st of the next consecutive calendar year. Unused vacation for the current calendar year cannot be carried over into the next calendar year.

d.	Crew Planning will handle all vacation records and will administer the vacation bidding process via the Automated Bidding System.

e.
All vacation days are earned based on accrual rate. Accrual rate increases on the Flight Attendant's 5- and 10-year Company anniversary dates. All vacation earned in the current year is taken next year.

f.	Mixed Line Flight Attendants may slide their vacation, a maximum of three days, during the pre-award period. Vacation slides may not be between bid periods.

g.
If Mixed Line Flight Attendant has a transition trip that overlaps an awarded vacation day(s) and the Flight Attendant chooses not to slide his/her vacation, the overlapping portion of the trip will be dropped without pay if the trip can be split in base. Otherwise, the entire trip will be dropped to resolve the conflict, and the Mixed Line Flight Attendant will not be pay protected.

h.	The credit value for each day of vacation will be 3 hours per vacation day.

K.	RESERVE LINE VACATION

1.
Reserve Flight Attendants will receive paid vacation. Flight Attendant vacation awards will be granted in seniority order. Flight Attendants will bid vacation based on their projected accrual as of December 31st.

2.	Number of guaranteed days off in bid award will be prorated during bid periods with pre-awarded absences (vacation, etc.)

3.
Accrued but unused vacation will be paid in the event of furlough, retirement, or termination according to the terms of this Agreement. If any vacation days are not scheduled to be used by December 31st of the current year, they will be paid no later than January 21st of the next consecutive calendar year. Unused vacation for the current calendar year cannot be carried over into the next calendar year.

4.	Crew Planning will handle all vacation records and will administer the vacation bidding process via the Automated Bid System.

5.
All vacation days are earned based on accrual rate. Accrual rate increases on the Flight Attendant's 5- and 10- year Company anniversary dates. All vacation earned in the current year is taken next year.

6.	Flight Attendants may slide their vacation, a maximum of three days, during the pre-award period. Vacation slides may not be between bid periods.

7.	The credit value for each day of vacation will be 3 hours per day.

L.	RESERVE FLIGHT ATTENDANT ABSENCE PRORATION TABLE NOTE: Awarded Days Off does NOT include Vacation Days, etc.

30-Day Month		31-Day Month
Total Days absent	Awarded Days off	Total Days absent	Awarded Days off
1	11	1	11
2-4	10	2-4	10
5-6	9	5-7	9
7-9	8	8-9	8
10-12	7	10-12	7
13-15	6	13-15	6
16-17	5	16-18	5
18-20	4	19-21	4
21-23	3	22-23	3
24-25	2	24-26	2
26-28	1	27-29	1
29-30	0	30-31	0

Example: John Q Reserve Flight Attendant has seven days of vacation (Total
Absence Days) in a bid period that is a 30-day Month. According to the proration chart, John will get seven days of Vacation in his bid and will receive eight additional awarded days off.

M.	RESERVE CODES
NOTE: Reserve codes are subject to change.

Code	Definition	Description
RSV and/or R	Reserve – Normal Line	Reserve day 0000-2359 (base local time) unless adjusted by Crew Scheduling due to assignment or legalities.
RSN	Mixed Line FAs Reserve Days	Reserve day on a Mixed Line 0000-2359 (base local time) unless adjusted by Crew Scheduling due to assignment or legalities.
RSA	Ready Reserve – AM	Reserve shift at the airport on immediate standby status during the AM hours. This counts as duty for legality purposes.
RSB	Ready Reserve – MID	Reserve shift at the airport on immediate standby status during the late AM / early PM hours. This counts as duty for legality purposes.
RSC	Ready Reserve – PM	Reserve shift at the airport on immediate standby status during the PM hours. This counts as duty for legality purposes.
RSD	Ready Reserve – Stand-up/Red-Eye	Reserve shift at the airport on immediate standby status during the late PM hours. This counts as duty for legality purposes.
RNF	Reserve No-fly Day	Day off from Reserve, bid via the Aggressive Reserve Process. A maximum of three RNF days may be awarded per Reserve Flight Attendant.
“X”	Required Day Off	In Reserve Awards on the Automated Bid System, this indicates a required day off due to legalities.
“W”	Pre-assigned Work Day	In Reserve Awards on the Automated Bid System, this indicates a work day that has been pre-awarded prior to the Reserve bid. Includes Recurrent Training, Company Business, etc.
“V”	Vacation Day	In Reserve Awards on the Automated Bid System, this indicates a Vacation Day.
“O”	Pre-assigned Day Off	In Reserve Awards on the Automated Bid System, this is a pre- assigned day off that will count as one of the required days off.
“L”	Pre-assigned Leave	In Reserve Awards on the Automated Bid System, this indicates a non-work day, and required days off will be prorated. (See the Reserve Flight Attendant Absence Proration Table above).
“P”	Transition Pairing	In Reserve Awards on the Automated Bid System, this indicates a work day, but it may not exceed six days in a row (i.e., 1 in 7 applies).

ARTICLE 7
TRAINING

A.	CLASSROOM REQUIREMENTS

1.	Due to FAA classroom content restrictions, Inflight Training must operate under strict attendance policies. The following policies apply to all required training events.

2.	Class begins promptly at the published start time.

3.	If a Flight Attendant arrives to training up to 9 minutes late, he/she will be allowed to stay in class, but may be subject to discipline.

4.	If a Flight Attendant arrives to training 10 or more minutes late, he/she will be dismissed from class, re-scheduled for another training date on a day off, and may be subject to discipline.

B.	REQUIREMENTS FOR ATTENDING RECURRENT TRAINING Online Exam:

1.	All Flight Attendants must successfully pass Recurrent Training exam before attending class.

2.
Exam will be posted on the Company’s computer based training website by the 5th of the month prior to attending Recurrent Training. First attempt of the exam is offered online. If a Flight Attendant fails the online exam, a second attempt will be conducted using a paper test. The Flight Attendant must contact Inflight Training to schedule a retake of a failed online examination. If the second attempt is unsuccessful, the Flight Attendant will be separated from company.

3.
If a Flight Attendant attends class without taking or passing the exam, the Flight Attendant will be dismissed from class, re-scheduled for another training date on a day off, and may be subject to discipline.

C.	TRADING RECURRENT TRAINING DATES

1.	The Inflight Training department will handle all qualification training records and Crew Planning will administer the training bidding/trading process via the Automated Bid System.

2.
A Flight Attendant may trade a scheduled recurrent training date with any open recurrent date or with another Flight Attendant. Requests must be in compliance with duty and rest limitations as established by this Agreement and FARs.

3.
TRADE/SWAP of Recurrent Training dates starts at noon on the 18th of the month prior to attending class. TRADES/SWAPS are allowed until 72 hours prior to scheduled Recurrent Training date. TRADE/SWAP requests are made via the Automated Bid System.

4.	Two options are available for trading a scheduled recurrent training date:

a.	Trade with open class slots: Trades are granted only if

space is available in the requested class date and awarded first come, first serve via the Automated Bid System.

b.	Trades with another Flight Attendant: All Recurrent Training trades will be completed via the Automated Bid System.

5.
Line Holders and Reserve Flight Attendants are eligible for Recurrent Training trades. Reserves using the Recurrent Training trade process will be subject to the limitations set forth in this Agreement, as well as the limitations outlined above.

6.	Neither Crew Scheduling/Crew Planning, nor Inflight Management will enter, modify or remove any request in the Automated Bid System for a Flight Attendant.

7.	Notifications of status of trades will be reflected in the Automated Bid System as well as CrewTrac (or replacement software).

8.	Trades must be made on scheduled days off and all legalities must be met.

9.	All Recurrent Training trades must be done in the bid period of the Flight Attendant’s Recurrent Training event. Recurrent Training trades cannot take place from one bid period to another.

D.	TRAINING OUT-OF-BASE

1.	Travel to a training event away from a Flight Attendant's base will be positive space must ride.

2.
The Company is solely responsible for arranging travel for any Flight Attendant attending a training event away from his/her base. The Company will consider any personal schedule conflicts brought to its attention by the Flight Attendant regarding the day of travel and will make an effort to work with the Flight Attendant arrange an accommodating travel itinerary for the scheduled day of travel.

ARTICLE 8
SICK LEAVE

A.	ACCRUAL

1.	Sick leave will accrue at the rate of 3.87 hours per month while the Flight Attendant is on active service. This accrual for full-time Flight Attendants is equal to 8 days for a full year of service.

2.	Sick leave is not accrued while on furlough or leave of absence.

3.	Sick leave accrual will be reduced by 50% each month that a Flight Attendant elects to job share, and during all months a Flight Attendant is on low-time status.

4.	A Flight Attendant will accrue a maximum of 696 hours.

5.
Earned but unused sick leave will not be paid in the event of furlough, retirement, or termination of employment, whether voluntary or involuntary, but will be retained while a Flight Attendant is on approved leaves of absence or furlough.

6.	Accrued sick leave is the manner in which an employee is paid when unable to work due to illness or injury. Accrued sick leave does not guarantee leave approval.

B.	USE OF SICK LEAVE

1.
Sick leave will be deducted from the Flight Attendant’s bank on a one-for-one basis for each block hour, or portion thereof, missed because of illness or injury. If sick leave taken exceeds a Flight Attendant’s bank of sick hours, he/she may take credit time from his/her vacation bank (each vacation day will be applied to sick leave in three hour increments).

2.
A Flight Attendant who wishes to apply hours from his/her vacation bank to sick leave must submit such request in writing to payroll (or as otherwise specified by the Company) by the last calendar day of the month. When all accrued days are exhausted, the Flight Attendant may be placed on unpaid medical leave. If the illness is covered by the Family and Medical Leave Act, the Flight Attendant must use all available sick accrual.

3.	A Flight Attendant may not use company pass benefits (including pass riders) while on sick leave without management approval.

C.	REPLENISHMENT OF SICK BANK

1.	A Flight Attendant may replenish his/her sick leave bank by picking up Open Time, unless he/she subsequently drops, or calls in sick for, that Open Time.

2.
A Reserve Flight Attendant may only replenish his/her sick leave bank by picking up Open Time on a scheduled day off, or by adding a Reserve block to the beginning or end of an already scheduled Reserve block, provided the additional Reserve block is within the duty time and rest limitations of this Agreement and the FARs.

3.
Replenishment of sick leave bank will be on a one-for-one basis for each block hour flown, or portion thereof, that the Flight Attendant designates in accordance with this Article. Open Time that is picked up and subsequently replaced with Company Business may also be used to replenish the sick leave bank.

4.	If a Flight Attendant wishes to replenish his/her sick leave bank, he/she must do so within the next two full Monthly Bid Periods of using such sick leave.

Example: Bill calls in sick for a 6 hour trip on July 10. If he wishes to replenish his sick bank, he must do so no later than the end of September (i.e. the next two full Monthly Bid Periods following July are August and September).

5.
A Flight Attendant must designate to payroll the sick date(s) for which the Flight Attendant wishes to apply picked up Open Time by the end of the Monthly Bid Period in which he/she picked up the Open Time.

Example: Same facts as above. Bill picks up an 8 hour turn on his day o ff on August 12. Bill must contact payroll by August 31 to designate these hours to replenish his sick bank for the hours deducted on July 10. Payroll will apply 6 of the 8 hours to replenish Bill’s sick bank, and the remaining two hours will be credited to his regular paycheck.

Example: Jenny calls in sick for three Reserve days in February. Twelve hours will be deducted from her sick bank (four hours per day). She picks up an 8 hour two-day trip on her days off in March. She must contact payroll no later than March 31 if she wishes to apply those 8 hours to replenish 8 of the 12 sick bank hours deducted for her February sick call.

D.	SICK CALLS

1.	A Flight Attendant who is unable to report for work because of illness or off-the-job injury will notify Crew Scheduling as soon as possible.

2.	If a Flight Attendant is not able to contact Crew Scheduling, he/she may leave a message but must have positive contact with Crew Scheduling prior to his/her flight.

3.
A 2-hour notice prior to report time is required when calling in sick as a Line Holder or as a Reserve who has previously been given a trip assignment and 3-hour notice for a Reserve Flight Attendant who has not been previously assigned a trip.

4.
All calls must be made to Crew Scheduling. A Flight Attendant on Reserve duty will notify Crew Scheduling at the start of his/her duty day, not at the time of trip notification. If a Reserve is calling in sick on a day off for the following day (and has not previously been given a flight assignment), the Reserve FA has until 2200 (base local time) to call in. A Reserve Flight Attendant may be subject to discipline if he/she refuses an assignment due to illness during the actual Reserve period.

5.
If a Flight Attendant becomes too ill to complete his/her trip and must call in sick at an outstation, he/she is responsible for notifying both Crew Scheduling and the captain as soon as possible, preferably at least 2 hours prior to report time.

6.
If a sick call is either an OJI, or one of extreme circumstances, or could create any form of liability against the Company, the Flight Attendant is responsible to seek medical attention at the request of his/her Inflight Manager. If Frontier management requires the Flight Attendant to seek medical attention due to OJI or extreme circumstances, the Company will cover the medical fee.

7.
Crewmembers who become ill/injured at an outstation and cannot complete their schedule will be listed as positive space on the next available Frontier flight out (the crewmember will not bump revenue passengers).

8.
When a Reserve Flight Attendant calls in sick, he/she must call and advise Crew Scheduling the number of Reserve days he/she is expected to miss due to illness, but not to exceed the number of Reserve days remaining in their current or upcoming block of Reserve days. A Line Holder need only call in prior to each new trip when on sick leave.

9.
Line Holding Flight Attendants who are removed from a trip or a portion of a trip due to illness will not have the ability to rejoin the portion of the trip previously called in sick for or “call in well.” However, Line Holding Flight Attendants may call in sick for a portion of a trip if the Flight Attendant reasonably expects to be able to return to duty from illness during the duration of the trip. If a Flight Attendant chooses to call in sick for a portion of a trip, the removal must be for an entire duty day and must begin and end in base except in cases in which the Flight Attendant is sick in an outstation.

10.
Flight Attendants will only have the opportunity to split a trip due to illness once. Any subsequent sick calls for the same trip will result in the remainder of that trip dropped in its entirety as sick.

11.
A Flight Attendant who has completely recovered from an illness, but is unable to rejoin their original trip due to the above provision, may pick up Open Time if available to replace his/her original trip.

Example: Bob has a four day trip and needs to be removed from the trip due to illness. He has the following options: Call in sick for the entire four day trip and not have the ability to rejoin the trip if he is feeling better later and be charged sick leave for the hours missed; or call in sick for a portion of the trip as he feels he will be better by day two of the trip. In this case he will be removed from the first turn and overnight of his trip as sick and rejoin the trip at the first point it reenters base on day two. Bob will be charged sick leave for those hours he missed. Bob will not be able to rejoin the trip at any point during the first duty day, nor will he be able to call in sick for just the first turn as the sick call must be for an entire duty day.

NOTE: For the purposes of this example, the sick call was recovered on day two. Flight Attendants may choose to recover the trip on any day of a trip as long as the entire duty day and subsequent days are recovered.

Example: Bob has a four day trip and needs to be removed from the trip due to illness. He opts to call in sick for the first duty day and recover the trip on the second duty day. Later that night Bob is not getting better and needs to call in sick for the next duty day. Because trips may only be split due to illness once, the remaining three days will be marked as sick and Bob will not be able to rejoin the sequence if he is feeling better on day three. Bob may pick up Open Time over the final two sick days of the original sequence to save his sick bank.

E.	SICK LEAVE PAY POLICY

1.	Sick time will be paid at a straight hourly rate. Sick time will not be included in the overtime for those who fly over 86 hours.

2.
If a Flight Attendant has submitted his/her resignation and calls in sick within the two week period prior to the resignation date, a valid doctor's note will be required in order for the Flight Attendant to receive sick pay and remain eligible for rehire.

F.	VERIFICATION OF ILLNESS/INJURY

1.	At the Company’s discretion, a Flight Attendant may be required to produce a physician’s note documenting illness or injury. The note, when required, will state:

a.	The date of illness;

b.	Date and time of examination;

c.	Medical release to return to work without restriction.

2.	During a period (e.g., Christmas Holidays, Superbowl weekend) when all Flight Attendants are required to present a doctor’s note for sick calls, prior notice will be given.

3.	Frontier may request that a Flight Attendant be seen by Frontier’s designated physician to ensure fitness for duty. The cost of this examination will be borne by Frontier.

ARTICLE 9
VACATION

A.	GENERAL

1.
Flight Attendants will receive paid vacation. Flight Attendant vacation awards will be granted in seniority order. Flight Attendants will bid vacation based on their projected accrual as of December 31st.

2.
Number of guaranteed days off in bid award will be prorated during bid periods with vacation days. See Inflight website or company provided preferential bidding info website for Vacation/Days Off Proration table.

3.
Accrued but unused vacation will be paid in the event of furlough, retirement, or termination according to the terms of this Agreement. If any vacation days are not scheduled to be used by December 31st of the current year, they will be paid no later than January 21st of the next consecutive calendar year. Unused vacation for the current calendar year cannot be carried over into the next calendar year.

4.	Crew Planning will handle all vacation records and will administer the vacation bidding process via the Automated Bid System.

5.
If a Flight Attendant changes base, any scheduled unused vacation period is forfeited. Forfeited vacation periods must be replaced from Flight Attendant Vacation Open Time in the Automated Bid System for the new base.

B.	ACCRUAL

1.	Vacation days will be accrued in the current calendar year to be taken in the following calendar year according to the following rates:

a.
A Flight Attendant who, as of December 31 of any year, has less than 1 calendar year of active service with the Company will be entitled to vacation days on the basis of .58 calendar days per pay period.

b.
A Flight Attendant who has completed 1 year or more of active service with the Company but less than 5 years of active service will accumulate vacation days on the basis of .58 calendar days per pay period, or 14 days per year.

c.
A Flight Attendant who has completed 5 years or more of active service but less than 10 years of active service with the Company will accumulate vacation days on the basis of .88 calendar days per pay period, or 21 days per year. The Flight Attendant will accumulate 14 days plus the additional time earned with the higher accrual after the completion of 5 years.

d.	A Flight Attendant who has completed 10 years or more of active service with the Company will accumulate vacation days on the basis of 1.17 calendar days per pay period, or

28 days per year. The Flight Attendant will accumulate 21 days plus the additional time earned with the higher accrual after the completion of 10 years.

2.	Vacation accrual will not continue during periods of leave without furlough.

3.	Vacation accrual will be reduced by 50% each bid period that a Flight Attendant elects to job share, and during all bid periods a Flight Attendant is on low-time status.

4.	The credit value of a vacation day is 3 hours per vacation day.

C.	VACATION BIDDING

1.
Bidding for annual vacation will be accomplished in four rounds. Vacation periods that are bid consecutively (adjacent periods) will count as one choice. A Flight Attendant who does not bid a sufficient number of choices in any round to receive an award will have any remaining vacation carried into the next round.

2.	Vacation periods of 10 days or fewer will be taken as one period.

3.	Any vacation period of 11 days or more may be split.

4.	Split vacation periods will contain one period of not fewer than 7 calendar days.

5.	Vacations may be split according to the following:

a.	Blocks of 7 days;

b.	Multiples of 7 days (e.g. 7, 14, 21);

c.	Blocks of 7 plus any additional days up to 13;

d.	10 days or fewer cannot be split.

6.	Vacation days may be bid at once in any one round or split in accordance with the above.

7.	Vacation days must be bid consecutively during a vacation round.

8.	Following the fourth round awards, a Flight Attendant who has unawarded vacation will have that vacation assigned by the Company.

9.	Vacation bidding rounds will occur as follows:

a.
Vacation adjustments will be made prior to the opening of the First Round Vacation Bid with company seniority and all Flight Attendant leave information (FMLA, MED, OJI, COLA, PLA, VLOA, etc.) as of August 27 of that year.

b.	Any leaves taken after that date will require adjustments of the leave information for those Flight Attendants. When adjustments are made, a phone call will be made to the

Flight Attendant notifying him/her of the vacation accrual change in the Automated Bid System. A message will be left for the Flight Attendant if positive phone contact cannot be made.

Example: Suzy Flight Attendant has 2 weeks of vacation earned to bid for the following year. If Suzy elects to take a COLA (which will reduce her accrual of vacation time) prior to the close of the vacation bid, reducing her vacation to 10 days, then Suzy's vacation will be combined into one vacation slot. However, if the COLA was awarded after the bid has closed for the vacation, then Suzy will be awarded her first round choice of 7 days and her second round choice of the remaining 3 days.

10.
No later than September 1, the Company will post the First Round Vacation Bid on the Automated Bid System, covering the following calendar year. Bidding will commence immediately and close at 1100 hours on September 15. First round bids will be awarded no later than 1900 hours on September 15.

11.
No later than September 16, the Company will post the Second Round Vacation Bid on the Automated Bid System, covering the remaining vacation bid periods for the following calendar year. Bidding will commence immediately and close at 1100 hours on September 30. Second round bids will be awarded no later than 1900 hours on September 30.

12.
No later than October 1, the Company will post the Third Round Vacation Bid on the Automated Bid System, covering the remaining vacation bid periods for the following calendar year. Bidding will commence immediately and close at 1100 hours on October 15. Third round bids will be awarded no later than 1900 hours on October 15.

13.
No later than October 16 at 1900, the Company will post the Fourth Round Vacation Bid on the Automated Bid System, covering the remaining vacation bid periods for the following calendar year. Bidding will commence immediately and close at 1100 hours on November 1. Fourth round bids will be awarded no later than 1900 hours on November 1.

14.	Flight Attendants may pick up Open Time or trip trades while on their scheduled vacation in accordance with the terms of this Agreement.

D.	VACATION BID PERIODS
The following periods will be used for bidding vacations:

Date (Period)	Date (Period)	Date (Period)	Date (Period)
Jan 2-8 (1)	Jan 9-15 (2)	Jan 16-22 (3)	Jan 23-29 (4)
Feb 2-8 (5)	Feb 9-15 (6)	Feb 16-22 (7)	Feb 23-29 (8)
Mar 2-8 (9)	Mar 9-15 (10)	Mar 16-22 (11)	Mar 23-29 (12)
Apr 2-8 (13)	Apr 9-15 (14)	Apr 16-22 (15)	Apr 23-29 (16)
May 2-8 (17)	May 9-15 (18)	May 16-22 (19)	May 23-29 (20)
Jun 2-8 (21)	Jun 9-15 (22)	Jun 16-22 (23)	Jun 23-29 (24)
July 2-8 (25)	July 9-15 (26)	July 16-22 (27)	July 23-29 (28)
Aug 2-8 (29)	Aug 9-15 (30)	Aug 16-22 (31)	Aug 23-29 (32)
Sept 2-8 (33)	Sept 9-15 (34)	Sept 16-22 (35)	Sept 23-29 (36)
Oct 2-8 (37)	Oct 9-15 (38)	Oct 16-22 (39)	Oct 23-29 (40)
Nov 2-8 (41)	Nov 9-15 (42)	Nov 16-22 (43)	Nov 23-29 (44)
Dec 2-8 (45)	Dec 9-15 (46)	Dec 16-22 (47)	Dec 23-29 (48)

NOTE: There will be adjustment of vacation bid periods for leap year.

E.	VACATION TRADES

A Flight Attendant may trade vacation periods with the following constraints:

1.	Vacation trades must be within the same calendar year;

2.	Trades must be made by the 4th of the month preceding the month in which the vacation trade would be effective (e.g., before March 4 at 1200 for an April vacation trade);

3.	Trades may be made between two Flight Attendants or between a Flight Attendant and posted open vacation slots;

4.	All trades must be submitted via the Automated Bid System. Crew Planning will not submit, modify or remove any trade request from the Automated Bid System;

5.	No vacation trade or slide will be awarded after the pre-award time frame has closed for the bid period requested. This includes both the vacation slot being traded from and traded to.

F.	VACATION SLIDES

1.	Vacation slides of up to 3 days are allowed. Slides may not go from one bid period to another.

2.	A Flight Attendant may slide his or her vacation period plus or minus 3 calendar days from the first day of the awarded period. Multiple slide requests will not be approved.

3.	All slides must be submitted via the Automated Bid System during the pre-award period.

4.	No vacation slide will be awarded after the pre-award time frame has closed for the bid period requested.

ARTICLE 10
SENIORITY
A.    SENIORITY ACCRUAL

1.
The Frontier System Seniority List (“seniority list”) in effect on the date of the signing of this Agreement will be the official seniority list and, thereafter, the seniority of a newly hired Flight Attendant (including transferees from another department within the Company) will commence on the first day a Flight Attendant enters training and will continue to accrue thereafter during his/her period of service with the Company, except as otherwise provided for in this Agreement. A Flight Attendant’s longevity will commence concurrently with his/her seniority date, and will accrue thereafter during his/her active service with the Company, excluding leaves of absence, furlough, or other periods as may be provided for in this Agreement.

2.
A former Frontier Flight Attendant who is re-hired as a Flight Attendant for the Company, and who is not required to attend initial Flight Attendant training, will be placed on the seniority list as of the Flight Attendant’s new date of hire. A re-hired Flight Attendant who is required to attend initial Flight Attendant training will be treated, for purposes of placement on the seniority list, as a newly hired Flight Attendant.

3.
When two or more Flight Attendants have their names placed on the seniority list on the same date, their position on the seniority list will be determined by their Social Security number, highest number the most senior.

4.
Except as otherwise provided for in this Agreement, seniority will govern all Flight Attendants for retention in case of reduction in force, recall from furlough, preference of vacation periods, filling of vacancies, base assignments, Company-offered voluntary leaves of absence, and bidding rights.

B.	WHEN SENIORITY WILL NOT GOVERN

Except as otherwise provided for in this Agreement, seniority will not in any respect govern: transfers into other departments outside of the Inflight Department, transfers into positions within the Inflight Department not covered under this Agreement (e.g., administrative positions), selection and promotion to Inflight instructor, selection and promotion to supervisory duty, assignment to non-flying duty (e.g., light duty), or special assignment duty.

C.	TRANSFERS

1.
A Flight Attendant transferring or who has transferred to a position(s) within the Inflight Services Department outside the coverage of this Agreement will retain and accrue seniority for a period of 2 years and if transfers back to a Flight Attendant position within that time will have his/her seniority reinstated as if he/she had not transferred. After a 2 year period the Flight Attendant occupying such position(s) will retain but not accrue seniority.

2.
Any Flight Attendant who directly transfers to any position(s) outside of the Inflight Department will retain (but not accrue) seniority and longevity for 1 year from the effective date of the transfer. Upon

Company approval, such individuals may return to a position covered under this Agreement prior to the end of the one-year period. If such an individual does not return to a position covered under this Agreement prior to the one-year expiration date, his/her name will be removed from the seniority list.

3.	A Flight Attendant who is elected to or accepts a full-time position with the Union will retain and accrue seniority and longevity while working for the Union.

4.
If a Flight Attendant is permitted by the Company to transfer to a position outside of the Flight Attendant craft or class on account of physical incapacity, illness, or injury, he/she will retain and accrue seniority for a period not to exceed 2 years of “continuous” service in such position after which the Flight Attendant will be removed from the seniority list. A period of service will be deemed “continuous” service until it is broken by a transfer back to the position of Flight Attendant.

5.	Paragraph E (Seniority Rights Forfeited) also applies to employees covered under this Paragraph C. for purposes of removal from the seniority list.

D.	PROTEST OF SENIORITY LIST

1.
An employee covered under this Agreement will have 30 calendar days after the posting of the seniority list to protest any omission or incorrect posting affecting her seniority or position on the posted list. A covered employee, who fails to protest a seniority list within the time limits set forth in this paragraph, will forfeit his/her right to protest the seniority list.

2.
The official system seniority list will be posted quarterly, no later than the fifteenth day of the quarter, in each calendar year. A covered employee is permitted to protest a seniority list only if it varies from the seniority list immediately preceding it.

3.
All protests to the seniority list must be made in writing and provided to the Director of Inflight, or his/her designee, by hand-delivery, via overnight mail, via express mail, U.S. mail certified-return receipt requested, or e-mailed. Protests should not be faxed. The employee must be able to provide a form of delivery confirmation to substantiate transmission or delivery of the written protest. The Company will investigate the protest and will respond to the Flight Attendant in writing within 30 calendar days.

E.	SENIORITY RIGHTS FORFEITED

A Flight Attendant covered under this Agreement, whose employment with the Company is permanently severed, will forfeit his/her seniority rights and that Flight Attendant’s name will be removed from the seniority list. Such circumstances include, but are not limited to: resignation, discharge for cause, retirement, failure to return to active service following an authorized leave of absence, the covered Flight Attendant is not recalled from furlough within 3 years from the date of furlough, or the covered Flight Attendant does not comply with policies and procedures relating to furlough and recall. The recall period for any Flight Attendant(s) can be extended 2 additional years by mutual agreement of the Union and the Company.

F.	PROBATION

1.	A Flight Attendant will be on probation from date of hire through the first 9 months of active service following completion of training.

2.
Active service will commence upon the successful completion of training. For purposes of this provision, Flight Attendants will be considered to be in active service unless on medical leave, furloughed, granted a leave of absence, or in another “no pay” status. A Flight Attendant’s probation will be extended by the number of elapsed calendar days the Flight Attendant was inactive. Inactive periods of less than 7 consecutive workdays will not be counted.

3.
Nothing in this Agreement will be construed to prevent the Company from releasing a Flight Attendant, with or without cause, during the probationary period. An employee may not be placed on the Frontier Flight Attendant Seniority List unless he/she successfully completes initial training and the period of probation.

ARTICLE 11
UNIFORMS

A.	PURCHASE OF INITIAL UNIFORM

1.	The Company will not provide the initial investment of the Flight Attendant uniform. The Flight Attendant must purchase all accessories.

2.
Initial uniform costs may be deducted from the Flight Attendant’s paycheck or may be paid in full. Deductions will be at the following rates:

$1 - $300    Minimum of $25 per pay check
$301-$600    Minimum of $50 per pay check ($600 cap)

B.	UNIFORM CREDIT AND MAINTENANCE OF UNIFORM

1.	Flight Attendants will receive a $150 annual credit with the designated uniform vendor.

2.	A Flight Attendant is eligible for the $150 annual credit if he/she is employed with Frontier on January 1 of that year.

3.	The $150 will be credited to the designated uniform vendor on April 1. Any credit unused by March 31 will be forfeited and will not rollover into the new fiscal year.

4.
A maternity uniform consisting of one top and one bottom will be made available at the Company’s expense to a Flight Attendant who has notified the Company of her pregnancy. Such uniform will be returned to the Company cleaned, pressed, and in a dry cleaning bag with the dry cleaning tag attached.

5.	If a Flight Attendant resigns or is terminated, he/she will be responsible for the remaining uniform balance.

ARTICLE 12
LEAVES OF ABSENCE

A.	GENERAL GUIDELINES

1.	A Flight Attendant on a Leave of Absence will not accrue vacation or sick leave hours and must pay for elected benefits.

2.	Holiday pay, funeral pay, or jury duty pay will not be granted during a leave.

3.	A Flight Attendant off payroll on a Leave of Absence will not be compensated for a parking permit.

4.	For leaves of 30 or more days in which sick pay is applied, a Flight Attendant’s sick bank will be reduced on an hour-for-hour basis, but no more than 82 hours per 30 day period.

5.	Accrued sick leave does not guarantee leave approval.

B.	RETURNING FROM LEAVE OF ABSENCE

1.
To be eligible to return to work and bid for a line of flying, the Flight Attendant must complete required training, if applicable. If a Flight Attendant requires only Recurrent Training, he/she may bid for the next bid period if Recurrent Training is scheduled and a doctor’s release has been submitted.

2.
If a Flight Attendant has been de-qualified during a leave of absence, he/she will not be allowed to pick up Open Time or to be assigned Reserve days until required training has been completed successfully.

3.
A Flight Attendant returning from a Leave of Absence must coordinate his/her schedule with the Inflight Services Supervisor, and meet with Inflight Manager or Instructor to make certain the Flight Attendant’s manual is current.

4.
Upon returning to work from a Leave of Absence, a Flight Attendant must purchase a parking permit for the first month he/she is returning to work. A request must be submitted in writing to Payroll for reimbursement of the parking permit purchased by the last calendar day of that month.

C.	RETURNING FROM INTERMITTENT LEAVE OF ABSENCE

A Flight Attendant who has missed a portion of a trip or a complete trip due to an intermittent leave (FMLA, MED, OJI, etc.) and has been completely released will be returned to his/her original trip, if available. If the trip was picked up in Open Time, the Flight Attendant may pick up Open Time to replace the trip credit. If the there are no trips that the Flight Attendant wants to pick up, the Flight Attendant can opt to be placed on AVA status for the time of the original pairing. All AVA rules apply if this option is chosen by the Flight Attendant. If AVA or no trips are chosen by the Flight Attendant, then the original trip credit goes unpaid.

D.	COMPANY-OFFERED LEAVE

1.
Company-offered leaves of absence (COLA) may be offered when overstaffing occurs in order to reduce payroll. Only Flight Attendants on active flight status (not on leave and currently eligible to bid) may apply. Leaves are granted in seniority order. Leaves are normally granted in 1-bid period increments.

2.	A Flight Attendant on COLA will retain pass privileges on Frontier; travel on other airlines will be according to interline agreements.

3.	Flight Attendants on COLA will retain and accrue seniority, and will retain longevity.

4.
COLAs may be granted even if the Flight Attendant has scheduled vacation that bid period. The Flight Attendant may trade the vacation for an open slot. The Flight Attendant may keep the scheduled vacation period and be paid his/her vacation credit at the Flight Attendant’s hourly rate. A request must be submitted in writing by the last calendar day of the month.

E.	FAMILY MEDICAL LEAVE

1.	Flight Attendants will receive Family Medical Leave under the Family Medical Leave Act, as amended (“FMLA”), in accordance with the eligibility requirements of the Act.

2.	Flight Attendants whose base has less than 50 employees will be covered by FMLA.

3.	Flight Attendants will retain and accrue seniority and longevity while on FMLA leave. Pass benefits will continue while the Flight Attendant is on FMLA leave.

F.	MATERNITY LEAVE

1.
A Flight Attendant is required to advise the Company immediately upon confirmation of pregnancy by her doctor. The Flight Attendant must present a release from her doctor to the Company acknowledging her ability to perform Flight Attendant duties. The Flight Attendant will also be responsible for submitting a letter from her doctor each month stating that she is still fit and able to perform the necessary Flight Attendant duties.

2.	If qualification status will expire while on leave, the Flight Attendant must attend Recurrent Training before going on maternity leave.

3.	Sick leave must be used, and vacation days may be used, during the maternity leave; otherwise, the leave is without pay.

4.	The Flight Attendant will retain and accrue her seniority and longevity during maternity leave.

5.	A Flight Attendant on maternity leave will retain Frontier pass benefits including buddy passes.

G.	MEDICAL LEAVE

1.
Flight Attendants who do not meet the eligibility requirements for FMLA may be provided a Medical Leave of Absence in limited circumstances. Such a leave would include time off for a Flight Attendant’s illness, injury or pregnancy.

2.	A Flight Attendant must have completed 90 days of employment with the Company to qualify for Medical Leave.

3.	Medical Leaves may be approved in up to 30-day intervals.

4.
Medical Leave may be granted up to a maximum period of 23 consecutive months. If the Flight Attendant is eligible and initially granted leave under FMLA, a Medical Leave may be granted beyond the 12 weeks allowed under the FMLA, but that extension may not exceed a combined total of 23 consecutive months under this policy. Periods of active service of less than 90 days will not constitute a break in the period of leave.

5.	A Flight Attendant requiring a leave beyond 23 consecutive months will be separated from the Company with the ability to re-apply.

6.
A Flight Attendant may request an unpaid leave of absence for his/her own illness or injury when he/she cannot return to work after exhausting FMLA leave or if he/she is not eligible for FMLA. Any Medical Leave of Absence request must have a supporting doctor's statement attached. This must include the date the Flight Attendant became unable to work and the expected date of return, if known.

7.
If an Flight Attendant is on FMLA leave and anticipates that FMLA leave will be exhausted before the Flight Attendant is released to return to work and the Flight Attendant intends to seek a Medical Leave, the Flight Attendant must certify the need for the Medical Leave of absence prior to the expiration (end date) of FMLA leave.

8.
If an extension of an existing Medical Leave is needed, the Flight Attendant must certify the need for the extension of the Medical Leave prior to the expiration (end date) of the current Medical Leave.

9.
Unless an emergency exists, requests for unpaid Medical Leave along with proper medical certification must be submitted at least two weeks prior to the requested leave date. If the Flight Attendant is unable to provide the request and medical certification prior to the medically related absence because of an emergency or urgent situation, the Flight Attendant's absence from work will be treated as an unexcused absence and the Flight Attendant will have 15 days from the date of the absence to submit proper medical certification. If proper medical certification is provided within the stated time period and the request for leave is approved, the unexcused absence will be changed to reflect an approved Medical Leave. If proper medical certification is not submitted within the stated time period and/or the leave is not approved, the Flight Attendant's absences will be unapproved and may subject the Flight Attendant to corrective action, up to and including termination.

10.
If the Flight Attendant has any accrued sick time, sick time will be applied to FMLA or Medical Leave. If there is no accrued sick time remaining and the Flight Attendant would like to continue to be paid, the Flight Attendant must submit in writing to the payroll department what accrued time they would like to use, i.e. vacation.

11.	Failure to follow the policies outlined above in seeking leave approval in advance of taking time off may lead to corrective action.

12.	Leaves will be limited to 30 days with extensions allowed in limited circumstances.

13.	While on Medical Leave, Flight Attendants will retain and accrue seniority, and retain and, up to 90 days, accrue longevity. Flight Attendants on Medical Leave are not eligible for pass benefits.

H.	ON-THE-JOB INJURY (OJI)

1.
A Flight Attendant may file an occupational injury claim within the timelines set forth by Company policy if he/she believes he/she has suffered an injury or illness on the job. The state law of the state in which the Flight Attendant is domiciled will govern whether an individual claim is compensable.

2.	The first three days of OJI may be covered by sick days, or the Flight Attendant may immediately be assigned light/modified duty.

3.	The Flight Attendant may use pass privileges if he/she is on modified duty, completing the hours necessary each week; otherwise pass benefits are suspended until released.

4.	A Flight Attendant on OJI leave may not occupy the jumpseat aboard any Frontier aircraft.

5.
In order to bid following an OJI, the Flight Attendant must have a doctor’s note by the 11th of the month at 1700, releasing him/her back to work no later than the 15th day of the bid period he/she will return to duty. The release must be given to Human Resources by 1100 on the 10th of the month prior to bidding.

I.	PERSONAL LEAVE

1.
A Personal Leave of Absence may be granted in limited circumstances based upon staffing and operational needs. A Flight Attendant who has not completed 90 active days of service is not eligible to apply for a personal leave.

2.	Personal Leave requests must be made in writing to Inflight Management.

3.
Personal Leaves may be granted if the Flight Attendant has scheduled vacation that month. The Flight Attendant may trade the vacation for an open slot. The Flight Attendant may keep the scheduled vacation period and be paid accordingly. A request must be submitted in writing to the Payroll by the last calendar day of the month.

4.
A Personal Leave will be granted for a period from 1 to 30 days and must be approved by Inflight Management. Prior to the expiration of the original leave, Inflight management must approve any extension beyond 30 days. Personal Leave is always without pay.

5.	A Flight Attendant on a Personal Leave will retain seniority and longevity, and continue to accrue each for the original 30 days of approved leave. Sick leave and vacation will not accrue during a personal leave. Pass benefits for a Flight Attendant and his/her eligible pass riders will be suspended for the duration of the leave. Holiday, funeral pay or employer’s jury duty pay will not be granted during the leave.

6.	Failure to follow policies as outlined above in seeking approval in advance of taking time off may lead to corrective action.

J.	FUNERAL LEAVE

1.
Paid Funeral Leave will be granted for up to 4 working days to attend the funeral services of an immediate family member. Additional time off without pay may be granted at the discretion of the Company. For purposes of this section, “immediate family member” is defined as the Flight Attendant’s: parents, stepparents, stepchildren, stepsiblings, spouse, children, siblings, parents-in-law, brother/sister-in-law, daughter/son-in-law, grandparents, grandchildren, and domestic partner.

2.	Flight Attendants will be pay protected for the hours they would have flown during that time period. Pay will be at the regular rate of pay and will not be used in the calculation of overtime.

3.
An Unpaid Funeral Leave of up to 3 days may be requested for attending the funeral of another family member, neighbor, or friend but must be approved by an Inflight Manager. Unpaid Funeral Leave is unpaid leave or available vacation may be used. A request to use the vacation credit must be submitted in writing to payroll by the last calendar day of the month. Documentation may be requested by Inflight Management.

K.	EMERGENCY LEAVE (EMR)

1.
A Flight Attendant will be authorized Emergency Leave (“EMR”) for an unavoidable, serious circumstance with the approval of Inflight Management. An Emergency Leave may be granted for up to 3 days. A Flight Attendant seeking EMR must contact his/her Inflight Manager or designee and present verifying documentation.

2.
The Flight Attendant will be removed from his/her trip without pay. The Flight Attendant has the option of using vacation credit that has not been awarded in a monthly bid in lieu of no pay; however, the request must be submitted in writing to the Payroll by the last calendar day of the month.

3.
Off-the-job injury is a sick call, not an emergency leave. The Flight Attendant should make arrangements to take care of personal appointments on his/her day off. Child care issues, car problems, etc., are not excused absences. Personal court appearances and subpoenas do not qualify for emergency leave.

4.	More than two emergency leave requests in a 12-month period may be considered excessive.

L.	JURY DUTY LEAVE

1.	The Flight Attendant is required to submit the jury summons to his/

her Inflight Manager prior to the assigned date. The Inflight Manager will coordinate the removal from any assigned trips with Crew Scheduling.

2.	Pay will be at the regular rate of pay for flight assignments missed and will not be used in the calculation of overtime.

M.	MILITARY LEAVE
Flight Attendants are granted unpaid military leaves of absence, subject to Federal Law. Members of the U.S. Armed Forces or National Guard are granted an unpaid Leave of Absence when called for active duty or training. This time is granted in addition to earned vacation and sick time. However, if a Flight Attendant desires to use vacation time for this purpose, he/she may voluntarily do so if you make a request in writing to the Company.

ARTICLE 13
VACANCIES

A.	STANDING BIDS

1.	A standing bid is a request to change bases that will remain in effect until the Flight Attendant makes a change to the bid or is awarded the base change.

2.
Flight Attendants must submit a standing bid to indicate the order of preference for base vacancies. The Company may require Flight Attendants to submit new or updated standing bids at least 30 days prior to any circumstances that may cause the existing bid file to become outdated (base closures, base openings or other substantial operational changes, etc.). The Company will attempt to give at least 30 days notice to afford Flight Attendants the opportunity to change their standing bids.

3.	The standing bid file will be maintained by the Company. Standing bids will be available for inspection by any Flight Attendant during office hours.

4.
A Flight Attendant may change his/her standing bid at any time by submitting a new standing bid to the Company. A Flight Attendant must submit his/her standing bid through the Automated Bid System, if available, or otherwise via e-mail to Inflight.

B.	NOTICE OF VACANCY

1.
The Company will determine when a vacancy exists and will post the notice of when a vacancy will occur. Any vacancies, as well as projected vacancies, will be posted by the Company on the 21st of the month prior to the next bid period.

2.	Bidding will close at 1400 hours 7 days after posting the notice of vacancy.

C.	AWARDING AND ASSIGNMENT OF VACANCIES

1.	Awards will be posted no later than 1400 on the 5th of the month.

2.	Bids for vacancies will be awarded in order of seniority using standing bids on file as of the date bidding is closed.

3.
All Flight Attendants awarded a base transfer to fill a vacancy must remain in the new base for at least 3 bid periods (excluding base swaps). An exception may be made to this rule at such point whereby the Company elects to open a new base within the 3 bid periods.

4.
The Company will determine the effective date of an award, which may be changed provided adequate notice is given and the change is not made for arbitrary reasons. The Company may cancel an award at any time before its effective date.

5.	A Flight Attendant awarded a vacancy will fill the vacancy within 60 days after the effective date of the award.

Example: There are 3 openings in the MKE base for July. Frontier will post a Notice of Vacancy on May 21st that will close on May 28th. Flight Attendant Donna has a standing bid requesting a MKE base. On June 5th the bids are awarded and she is senior enough to be granted her base transfer. In the July bid, Donna will be bidding in the MKE base.

Example: There are 15 openings at the MKE base for July. Frontier will post a Notice of Vacancy on May 21st that will close on May 28th. Flight Attendant Donna has a standing bid for the MKE base. On June 5th, the bids are awarded and 15 people senior to Donna requested the MKE base and were awarded it. Donna's request to transfer to MKE will be denied as there are no more vacancies. Donna will remain in the DEN base. Donna's standing bid will remain in effect until she changes it.

Example: There are 10 openings at the MKE base for July. Frontier will post a Notice of Vacancy on May 21st that will close on May 28th. Flight Attendant Donna has a standing bid for the MKE base. However, Donna decides she no longer wants to go to MKE and must change her standing bid. She has until May 28th at 1159 local base time to change her standing bid. If she does not change her standing bid and is awarded MKE, she must transfer to the MKE base.

D.	BASE SWAPS

Flight Attendants requesting a mutual base swap must submit a request electronically if available, or otherwise via e-mail to Inflight, no later than the 21st of the month prior to the bid period. Approval of a swap is subject to the following:

1.	The Company will review the mutual swaps on file no later than the 28th of the month and post awarded swaps that will become effective with the following month's bid award.

2.	Flight Attendants may not request base swaps between entities with separate operating certificates.

ARTICLE 14
FURLOUGH

A.	FURLOUGH

1.	In the event a furlough or displacement becomes necessary, Flight Attendants will be furloughed in inverse seniority order.

2.
A Flight Attendant who is furloughed and subsequently recalled will retain, but not accrue, longevity during a furlough, unless recalled within a period of less than 30 calendar days from the date of the furlough.

3.
Should an impacted Flight Attendant call out sick during the 14 calendar day period prior to the furlough start date, the Flight Attendant must provide a doctor's note in order to receive sick pay. Failure to provide documentation will result in a forfeiture of all recall rights.

4.	In the event there is a planned reduction in force, the Company must offer COLA prior to involuntary furloughs.

5.
The Company will, within 14 days prior to a reduction in force at base, send certified/return receipt letters to all affected Flight Attendants at that base, as well as post the reason for the reduction via Company communication to all Flight Attendants.

6.
So long as the system is comprised of no more than two bases, the specific base having a reduction in force will offer all Flight Attendants being furloughed or displaced the following options in seniority order:

a.	If the total number of Flight Attendants in the system is being reduced, then the Flight Attendant may:

(i)	Transfer to vacancies at the other base;

(ii)	Displace a Flight Attendant at the other base in seniority order;

(iii)	Accept furlough.

b.	If the total number of Flight Attendants in the system is not being reduced, then the Flight Attendant may:

(i)	Transfer to vacancies at the other base

(ii)	Displace a Flight Attendant at the other base in seniority order

7.	In no event may a Flight Attendant accept and remain on furlough with recall rights if doing so would cause the Company to hire a new Flight Attendant.

8.	In the event more than two bases are established, then provisions relating to displacement and furlough will be negotiated at that time to take into account those changed circumstances.

9.	Once these procedures above have been completed, all surplus Flight Attendants will be furloughed and will be eligible for recall based on the Furlough recall procedures.

B.	FURLOUGH PAY AND BENEFITS

1.	A Flight Attendant who is furloughed will be paid for any accrued unused vacation in a lump sum included with their final regular paycheck.

2.	A furloughed Flight Attendant may continue his/her medical and other eligible group insurance for a period as specified under Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

C.	TRANSFER TO OTHER DEPARTMENT PRIOR TO FURLOUGH

1.
If a Flight Attendant has transferred to another department within the Company, and retains a position on the seniority list, and subsequently receives a furlough notice from the Inflight Department, he/she will retain rights to a Flight Attendant position as provided for in Article 10 “Seniority” of this Agreement.

2.
If a furloughed Flight Attendant is terminated from another department, he/she will lose his/her recall rights to the Flight Attendant position. However, a Flight Attendant who resigns from another department will be on furlough status and will retain recall rights as provided herein.

3.
A Flight Attendant may decline voluntary recall to a vacancy one time during his/her furlough. Such Flight Attendant will thereafter be recalled only after the remaining Flight Attendants on the recall list have been contacted.

4.	If the Flight Attendant declines recall to Inflight a second time, the Flight Attendant will forfeit all rights under this rule and will be removed from the Flight Attendant Seniority List.

5.	If a Flight Attendant accepts recall, the timeline for returning to active status in the Inflight Department will be coordinated with the Company.

D.	RECALL

1.
All Flight Attendants furloughed by the Company will provide current contact information to the Company at the time of furlough. Any change in contact information must be supplied to the Company promptly. A Flight Attendant who cannot be contacted due to failure to maintain updated contact information with the Company will forfeit all seniority and recall rights.

2.
Recall from furlough will be in seniority order. A Flight Attendant will be notified by the Company of his/her recall with the Company via expedited mail, return receipt requested, e-mail, or positive contact (in person or by telephone). After delivery of such notice to the last address or telephone number on file with the Company, the

Flight Attendant must notify the Company in writing of his/her intent to return to work or bypass recall within 10 calendar days.

3.
A Flight Attendant may decline voluntary recall to the vacancy one time during his/her furlough. A Flight Attendant who fails to respond within 10 days will be deemed to have declined the recall and will remain on the recall list. Such Flight Attendant will thereafter be recalled only after the remaining Flight Attendants on the recall list have been contacted.

4.
The Company will provide a furloughed Flight Attendant no fewer than 15 calendar days to report for duty at the base specified by the Company following his/her acceptance of recall. The Company may extend this time period.

ARTICLE 15
MOVING EXPENSES

A.	ELIGIBILITY

The Company will pay moving expenses only when a Flight Attendant is involuntarily displaced to another base for any reason.

B.	MOVING BENEFITS

1.	An eligible Flight Attendant will be entitled to:

a.
Actual moving expenses for a professional mover, including packing materials, shipping and insurance, of household goods and effects up to a total weight of 10,000 lbs. Packing, unpacking, extra insurance and storage are not covered. The mover must be approved by the Company.

b.
The Company will reimburse a Flight Attendant at the current Company mileage rate or $.36 per mile, whichever is greater, for up to two of the Flight Attendant's registered vehicles driven to the new base, using the most direct mileage between bases. One car may be moved prior to moving to the new primary residence, and the other (or both) car(s) would be moved in conjunction with the actual move.

c.
The Company will reimburse a Flight Attendant for meals and lodging for the Flight Attendant and his/her immediate family, up to five days, for the time required to travel to the base. A Flight Attendant will be removed from, and pay protected for, the trips that conflict with the time allowed for travel. A day of travel will be considered a minimum of 350 miles by the most direct AAA mileage. The daily allowance for meals will be $25.00 per day for the Flight Attendant, and $15.00 per day for each dependent traveling with the Flight Attendant.

d.	The Company will pay up to $200.00 for termination and/or activation fees of gas and electric utilities, telephone and cable television (excluding deposits) resulting from a move to a new base.

e.	If a lease is broken as a result of moving to a new base and a penalty is incurred, the Company will pay the penalty, not to exceed 2 month’s rent.

f.
If immediate occupancy of the new residence is impracticable because of time constraints imposed by the Company, the Company will pay meal and lodging expenses for up to 7 days. The Flight Attendant will make every effort to minimize this expense. If the moving company reimburses the Flight Attendant for these expenses, the Company will have no obligation to make any additional payment.

2.	The Company's liability for moving expenses will not exceed $7,000. Payment for cost of moving household goods will be paid directly from the Company to the moving vendor.

C.
MOVING DAYS

A Flight Attendant who is moving his/her primary residence will be entitled to four consecutive days off (inclusive of scheduled days off) for a move of 700 miles or less, plus one additional day off for each 350 additional miles. These days off are to be taken in conjunction with the actual move. The Flight Attendant will be paid for the value of any trip(s) missed. Moving days may not be requested during the weeks of Thanksgiving, Christmas, and New Year’s. The Flight Attendant will coordinate scheduling days off for moving with the Director of Inflight.

D.	GENERAL

1.	If a Flight Attendant elects not to move, the Company will pay the Flight Attendant $250.00, which need not be verified by receipts.

2.	When the Company is required to pay moving expenses, the Company and the Flight Attendant may agree to an amount to be paid to the Flight Attendant in lieu of the expenses.

3.
When the Company is required to pay moving expenses, the move must be coordinated with the Company. Receipts verifying moving expenses should be submitted within 30 days after incurring the expenses. The Company will not be liable for any damages incurred during moving.

4.	The Company will not be responsible for paying any expenses after one year from the actual effective date of the Flight Attendant's assignment to the new base.

5.
If a Flight Attendant elects to move him/herself, the rental truck and/or trailer, packing materials, insurance, fuel, and $200.00 to offset other costs not included in this paragraph, will be paid to the Flight Attendant.

6.
An eligible Flight Attendant may elect to move from a location other than the base from which the Flight Attendant is being transferred. However, the Company's financial responsibility will not exceed the cost of moving the Flight Attendant from the former base to his/her new base.

ARTICLE 16
UNION ACTIVITIES

A.	GENERAL

1.
The Company agrees to provide space at each Flight Attendant base for the placement of a glass-enclosed secured bulletin board. Such bulletin board will be purchased by the Union for future bases and installed by the Company. . The bulletin board may be no larger than the predominant size bulletin board used by the Company for its other bulletin boards. . The Union may post notices signed by authorized Union officials and related to Union business on such bulletin boards. No notice posted on such board will contain derogatory or inflammatory material.

2.
The Company and the Union will each pay half of the cost of printing and distributing copies of this Agreement to the Flight Attendants. Any subsequent side letters will be posted electronically and will be accessible to all Flight Attendants.

3.	All new hires will be given a copy of this Agreement during initial training.

4.	The Company will provide the Union with the names (in order of seniority), mailing addresses, telephone numbers, and domiciles of Flight Attendants after the initial assignment to a domicile.

5.
Upon request, but no more frequently than every three months, the Company will provide to the AFA International Office a seniority list that includes name, employee number, telephone number, address and domicile. The list will also identify Flight Attendants who have been terminated or experienced changes to their status lasting longer than 30 days, such as furloughs, leaves of absence, and transfers to non-flying or supervisory duties.

6.
A Union representative will be permitted to address new hire Flight Attendants during a training day. The Company and the Union will mutually agree upon the date and time for such a meeting. The time permitted will not be less than 1 hour or more than 2 hours.

7.	The Union will advise the Company in writing of the names of its designated representatives and such designation will remain effective until revoked by written notice.

B.	UNION BUSINESS LEAVE

1.	Subject to staffing and operational requirements, the Company will release Flight Attendants in accordance with this Section for the purpose of conducting official Union business.

2.
Requests for union leave must be submitted in writing to the Director of Inflight Services or his/her designee at least seven days before the requested day off. The Company may waive the 7-day requirement. The request must include the names of the Flight Attendants, the date and time of the release, the date and time of return to duty, and specific business for which the release is requested.

3.	Flight Pay Loss for Union Business Leave:

a.
Blocked Days: Union Business leave will be pre-blocked via use of PBS whenever possible. Pre-blocked Union Business leave will be credited at 5 hours per day and will be applied towards the Flight Attendant’s minimum monthly guarantee.

b.
Days Not Blocked: When a Flight Attendant is released from previously assigned/awarded flight duty for Union Business leave, and the leave was not previously blocked out via PBS, the Company will pay the Flight Attendant the scheduled value of the trip(s) dropped. A Flight Attendant taking Union Business leave on a previously scheduled Reserve day will be credited with 4 hours towards his/her guarantee.

c.
The Union will reimburse the Company, within 45 days after receipt of a statement from the Company, for the amount of the flight pay loss paid to the Flight Attendant, plus an override of 23% to cover the cost of fringe benefits, FICA, etc. The Company will forward such statements to the Union on a monthly basis.

C.	UNION COMMITTEES AND INSIGNIA

1.	Flight attendants may wear a current official Union insignia pin on their uniforms, provided it is no larger than 1” in diameter.

2.	The Union will supply the Company with a list of standing committees. The Company will endeavor to meet with these committee members as reasonably requested.

ARTICLE 17
UNION SECURITY AND DUES CHECK-OFF

A.	AGENCY SHOP

Each Flight Attendant covered by this Agreement who fails to voluntarily acquire or maintain membership in the Union will be required as a condition of continued employment beginning 30 days after the signing of this Agreement or completion of his/her probationary period, whichever is later, to pay the Union each month a service charge as a contribution for the administration of the Agreement and representation of such Flight Attendant. The service charge will be an amount equal to the Union’s regular or usual monthly dues, initiation fee or periodic assessments, all levied in accordance with the Railway Labor Act and Union’s Constitution and By-laws, which would be required of the Flight Attendant if a member.

B.	DELINQUENT DUES

1.
If a Flight Attendant of the Company covered by this Agreement becomes more than 30 days delinquent in the payment of service charges, initiation fees, assessments and/or membership dues, the Union will notify such Flight Attendant by certified mail, return receipt requested, copy to Director of Inflight and the MEC President that she/he is delinquent in the payment of such service charge, initiation fee, assessments and/or membership dues as specified herein and subject to discharge as an Flight Attendant, and must remit the required payment within 15 days or be discharged. The notice of delinquency required under this paragraph will be deemed to be received by the Flight Attendant, whether or not it is personally received when mailed by the International Secretary-Treasurer of the Union by certified mail, return receipt requested, postage prepaid to the Flight Attendant’s last known address, or to any other address which has been designated by the Flight Attendant. It will be the duty of every Flight Attendant covered by this Agreement to notify the Union’s Membership Department of every change in home address, or of an address where the notice required by this paragraph can be sent and received by the Flight Attendant if the Flight Attendant’s home address is at any time unacceptable for this purpose.

2.
If, upon the expiration of the 15 day period, the Flight Attendant still remains delinquent, the Union will certify in writing to the Director of Inflight with a copy to the Flight Attendant that the Flight Attendant has failed to remit payment within the grace period allowed and is, therefore to be discharged. The Director of Inflight will thereupon take proper steps to discharge such Flight Attendant from the service of the Company. The effective date of termination will be 15 days from the date of the Company’s written notice of termination. The Union will also be so advised. Such discharge will be for “failure to comply with the terms and conditions of Article 17 of the Collective Bargaining Agreement” which is stipulated to be for just cause.

C.	REVIEW PROCEDURE

1.	A grievance by a Flight Attendant who is to be discharged as a result of an interpretation or application of the provisions of this Section will be subject to the following procedures.

a.
A Flight Attendant who believes that the provisions of this section have not been properly interpreted or applied as it pertains to her/him, may submit a request for a review in writing within five business days from the date of notification by the Director of Inflight as provided in paragraph B.2. above (not from the effective date of the termination). The request must be submitted to the Director of Inflight who will review the grievance and render a decision in writing not later than five business days following receipt of the grievance.

b.
If a request in writing is not submitted within five business days from the date of notification by the Director of Inflight as provided in paragraph B.2. above, the Flight Attendant will be deemed to have waived the right of appeal and will, therefore be terminated as soon as possible

c.
The Director of Inflight or his/her designee will forward a decision to the Flight Attendant with a copy to the International Secretary-Treasurer of the Union. Said decision will be final and binding on all interested parties, unless appealed as hereinafter provided. If the decision is not satisfactory to either the Flight Attendant or the Union, then either may appeal the grievance within 10 business days from the date of the receipt of such decision directly to the System Board of Adjustment as established in Article 18 of this Agreement. All such grievances will be processed by the System Board of Adjustment in accordance with the provisions of Article 19 provided, however, that the members of the System Board appointed by the Union and the Company in accordance with the provisions of Article 19 will not participate in the hearings, deliberations, or decisions of the Board. Such grievances will be presented solely to a neutral referee selected in accordance with Article 19, who will hear and determine such grievance. Such grievances will be heard by the System Board within 21 days of the receipt of the decision by the Director of Inflight. The parties to the System Board proceeding will be the Grievant, the Union and the Company.

d.
The decision of the neutral referee will be requested within 30 days after the hearing of the appeal, unless otherwise agreed by the Flight Attendant, the Union and the Company, and will be final and binding on all parties to the dispute. The fees, charges and other reasonable expenses of such neutral will be borne equally by the Grievant and the Union.

2.
During the period a grievance is being handled under the provisions of this Article and until the final award by the System Board of Adjustment, the Flight Attendant will not be discharged from the Company nor lose any seniority rights because of non-compliance with the terms and provisions of this Article.

a.	A Flight Attendant discharged by the Company under the provisions of this paragraph will be deemed to have been discharged for cause within the meaning of the terms and provisions of this Agreement.

b.
The Union agrees that it will indemnify and hold the Company harmless against all forms of liability that will arise out of or by reason of action taken by the Company, which action was requested by the Union under the provisions of this Section or arising out of the Company’s compliance with this Section.

D.	DUES CHECK-OFF

1.
The Company will deduct from the pay of each Flight Attendant covered by this Agreement an amount equal to the standard monthly membership dues, service charges, initiation fees and assessments, uniformly levied in accordance with the Railway Labor Act, as amended, and the Constitution and By-laws of the Union, provided such Flight Attendant Union executes the following agreed upon form known as a “Check-Off Form.”

2.	For Flight Attendants who have executed a Check-Off Form, deductions will be made in the following manner:

a.	One-half of the deduction for dues or service charge will be made in the first paycheck of the month, and one-half of the deduction will be made in the second paycheck of the month.

b.	Initiation fees will be split into equal payments each paycheck over the period of 6 months.

ASSIGNMENT AND AUTHORIZATION FOR VOLUNTARY CHECK-OFF OF UNION DUES
TO: FRONTIER AIRLINES, INC.

I,____________, hereby authorize and direct FRONTIER AIRLINES to deduct from my pay dues, in an amount equal to such monthly dues, service charges, initiation fees, and/or assessments, as now or may hereinafter be established in accordance with the Constitution and By-laws of the Union, for remittance to the Association of Flight Attendants-CWA.
I agree this authorization will be irrevocable for one (1) year from the date hereof or until termination of the Check-Off agreement between Frontier Airlines and the Association of Flight Attendants-CWA, whichever occurs sooner.

If the Check-Off agreement is terminated this authorization will be automatically terminated. In the absence of a termination of the Check-Off agreement, this authorization may be revoked effective as of any anniversary date of the signing hereof by written notice given by me to Frontier and the Association of Flight Attendants-CWA by certified mail, return receipt requested, during the ten (10) days immediately preceding such anniversary.

Signature of Flight Attendant_________________
Company Seniority Date________________
Inflight Seniority Date___________________
Base________________________________
Date of First Deduction__________________

(The Company will have this form and the process in place no later than 30 days after date of signing of the Agreement)

3.
During Flight Attendant’s initial training, the Company will make known the dues Check-Off provisions of this Agreement. Those desiring to participate in the payroll deduction plan for the remittance of dues will at the time complete 2 copies of the above Check-Off form.

a.
One copy of each completed form will be forwarded to the Union’s headquarters office and the other copy to the Company’s Payroll Department. On the first paycheck of the month following completion of the Flight Attendant’s probationary period, the Payroll Department will begin the appropriate deduction.

b.	The Company will also make available to the Union the names and base assignments of those Flight Attendants from each graduating class who have elected not to participate in the Check-Off arrangement.

4.
All other Check-Off forms will be submitted from the Union’s headquarters office to the Company’s Payroll Manager. A properly executed Check-Off form, filed before the 15th of any month, will become effective the 1st of the month following its receipt by the Company’s payroll personnel. Illegible or improperly executed forms will be returned to the MEC President.

5.
Any notice of revocation as set forth in the Check-Off must be in writing, signed by the Flight Attendant, and delivered by certified mail, return receipt requested, addressed to the Company’s Payroll Manager with a copy to the MEC President as soon as it is processed through the Company’s payroll procedures. Check-Off forms and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company on the date received, not mailed.

6.	With 30 days notice from the Union, the Company will deduct from Flight Attendant’s earnings any assessments levied by the Union.

7.
The Company will prepare a monthly report that provides to the Union a list of all Flight Attendants on leave of absence, newly hired with probation end date, furloughed or recalled and Flight Attendants who have terminated employment. This list will be provided to the MEC President and can be transmitted in electronic format.

E.	DUES DEDUCTION

1.
Deductions of total membership dues, service charges and assessments will be split at the time of the issuance of the first and second paychecks issued each month provided there is a sufficient balance due the Flight Attendant at those times after all other deductions authorized by the Flight Attendant or required by law have been satisfied. Within fifteen (15) days after each payday, the Company will remit to the Union via Electronic Money Transfer all dues, service charges and assessments collected on each payday pursuant to the outstanding and unrevoked Check-Off forms. The Company will promptly send to the Union via electronic medium a separate list of names, bases, pay periods and total amounts deducted for those Flight Attendants for whom such deductions have been made.

2.
No dues, service charges or assessments will be deducted from the wages of any Flight Attendant who has executed a Check-Off Form and who has transferred to a job not covered by this Agreement, who is on furlough, or who is on leave without pay. Upon such Flight Attendant’s return to work within a classification covered by this Agreement, whether by transfer, return from a leave without pay, or a recall from furlough, payroll deductions of dues will automatically be resumed, unless the Flight Attendant has revoked his/her Check-Off Form in accordance with the appropriate provisions of this Article and Railway Labor Act, as amended.

3.	In the event of a strike or work stoppage by the Union, the Company’s obligation under this Article will be suspended and be of no force or effect for the duration of such strike or work stoppage.

ARTICLE 18
GRIEVANCE PROCEDURE

A.	GENERAL
Unless otherwise provided in this Agreement, a Flight Attendant, or the Union on behalf of a Flight Attendant, may file a grievance concerning any dispute:
1.    Arising out of the interpretation or application of any of the provisions of this Agreement; or
2.    To dispute discipline or discharge that the Flight Attendant believes was imposed without just cause.

B.	INVESTIGATIONS – DISCIPLINE AND DISCHARGE
1.    Investigatory Meetings
a.    A Flight Attendant will not be disciplined or discharged without just cause and without previously being afforded a meeting before the Director of Inflight or his/her designee, provided that the Flight Attendant has made him/herself available for the meeting.
b.    The Flight Attendant will be notified of the time and place of the meeting and the nature of the matter to be discussed. When a Flight Attendant is required to attend an investigatory meeting, the Flight Attendant will be permitted to have Union representation if a representative is reasonably available on the date and time of the scheduled investigatory meeting.

c.    If a Union representative is not reasonably available or if the Flight Attendant declines Union representation, the Flight Attendant may request the presence of another available Frontier Flight Attendant during the investigatory meeting. The Company may deny the presence of a particular Flight Attendant(s) pursuant to this paragraph if that Flight Attendant is involved in any manner in the incident under investigation. Upon agreement of the parties, the Flight Attendant may be permitted to attend an investigatory meeting via telephone conference.

2.    Nothing herein will prevent the Company from holding a Flight Attendant out of service with or without pay during an investigation. Flight Attendants will not be eligible for pass travel benefits while held out of service, except to attend an investigatory meeting.

3.	When a Flight Attendant is disciplined or discharged, the Company will furnish him/her with a written statement of the precise charge(s) against him/her.

4.	A documented verbal discussion, verbal counseling or verbal warning does not constitute an action of discipline.

5.
A notice of discipline or discharge will be delivered to the Flight Attendant and the Union by any of the following methods: hand-delivery in person; v-file or e-mail (in either case, emailed concurrently to the Union); regular U.S. mail; U.S. certified mail/return receipt requested; or express delivery (e.g., DHL, UPS, FedEx, USPS, etc.).

C.	THE GRIEVANCE PROCESS
1.    Discipline and Discharge

a.
To be considered timely, a grievance challenging an action of discipline or discharge will be in writing, signed by the affected Flight Attendant or the Union representative and must be submitted to the Director of Inflight no later than 14 calendar days following the date upon which the Flight Attendant receives written notice of the discipline or discharge.

b.	Grievances must be submitted to the Director of Inflight or his/her designee and will be deemed filed upon receipt.

c.	Failure to file a grievance within the specified time limits constitutes a waiver of the grievance.

d.
An investigation and hearing will be held by the Director of Inflight or his/her designee no later than 30 calendar days following the Flight Attendant’s submittal of the grievance to the Director of Inflight. Such hearing will not be conducted by the same person who initiated the disciplinary action, or by anyone subordinate to that person.

e.
The parties may agree to hold a Hearing for the purposes of hearing multiple grievances (i.e., “consolidated Hearing”). If that is the case, then the 30 calendar day time period above may be extended for the grievances to be heard during the consolidated Hearing.

f.	Upon agreement of the parties, Hearings may be held telephonically.

g.
Within 14 calendar days following the date of the Hearing, the Company will issue a decision in writing to the affected Flight Attendant and the Union. For group grievances or consolidated Hearings, the Company will issue a decision in writing to the Union within 30 calendar days following the hearing date.

h.
The decision of the Company may be appealed to the System Board of Adjustment in accordance with Article 19 “System Board of Adjustment” within 14 calendar days of receipt of the Company’s written decision provided pursuant to Section 1.g. above.

i.	A Flight Attendant disciplined or discharged during his/her

probationary period may not dispute or challenge such discipline or discharge through the grievance procedure.

2.    Non-Disciplinary Grievances

a.
A Flight Attendant or the Union on behalf of a Flight Attendant or group of Flight Attendants may file a grievance concerning any action of the Company affecting them that they believe violates the terms of this Agreement. Prior to filing such a grievance, the Flight Attendant should discuss the matter with his/her supervisor, and the Union should discuss the matter with the Director of Inflight in an effort to resolve the matter.

b.
Non-Disciplinary Grievances will be in writing, signed by the affected Flight Attendant or Union official and will state in reasonable detail the facts upon which the claim is based, identifying the specific provisions of the Agreement claimed to have been violated and the relief sought. The grievance must be submitted to the Director of Inflight or his/her designee within 30 calendar days from the time the Flight Attendant knew or reasonably should have known, of the event(s) giving rise to the grievance, whichever is earlier.

c.	An investigation and hearing will be held by the Director of Inflight or his/her designee no later than 30 calendar days following the Flight Attendant’s request.

d.
The parties may agree to hold a Hearing for the purposes of hearing multiple grievances (i.e., “consolidated Hearing”). If that is the case, then the 30 calendar day time period above may be extended for the grievances to be heard during the consolidated Hearing.

e.	Upon agreement of the parties, Hearings may be held telephonically.

f.
Within 14 calendar days following the date of the Hearing, the Company will issue a decision in writing to the affected Flight Attendant and the Union. For group grievances or consolidated Hearings, the Company will issue a decision in writing to the Union only within 30 calendar days following the hearing date.

g.
The decision of the Company may be appealed to the System Board of Adjustment in accordance with Article 19 “System Board of Adjustment” within 14 calendar days of receipt of the Company’s written decision provided pursuant to Section 2.f. above.

D.    GRIEVANCE REVIEW MEETINGS
The Company and Union will schedule meetings regularly to review grievances pending at the System Board level in an effort to resolve as many grievances as possible. Both Company and Union will be represented by individuals with full authority to approve binding settlement agreements. Rejected offers of settlement made by the Company or Union and all other case evaluation(s) and discussion(s) will be without prejudice to either party and will be inadmissible in any System Board of Adjustment hearings. The parties may mutually agree to bypass this step in the grievance process.

E.    TIME LIMITS & SUBMISSIONS

1.	Any time limits set forth in this Article for holding a grievance hearing may be extended by mutual agreement.

2.
If any action or decision made by the Company is not grieved or appealed by the Union or Flight Attendant within the time limits set forth in this Article, the action or decision of the Company will become final and binding.

3.
If the Company fails to render a decision within the time limits set forth in this Article, unless extended by mutual written agreement by the parties, the Union may advance the grievance to the next level in the Grievance process.

ARTICLE 19
SYSTEM BOARD OF ADJUSTMENT

A.    ESTABLISHMENT
In compliance with Section 204, Title II of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes which may arise under the terms of the Agreement, and which are properly submitted to it as set forth in Article 18, which Board will be known as the “Frontier Flight Attendants' System Board of Adjustment.”
B.    MEMBERSHIP
1.    The Board will be comprised of a Company Board Member, a Union Board Member, and a single neutral member (i.e., the Chairperson).
2.    Each Board member will be free to discharge his/her duty in an independent manner, without fear that his/her individual relations with the Company or with the Union may be affected by action taken in good faith in his/her capacity as a Board member. Board members who are employees of the Company will be granted time off to attend the hearing and subsequent executive session(s).
3.    The parties will agree on a panel of nine approved arbitrators from which neutral members will be selected using the alternate strike method. The panel will be established within 45 calendar days of the signing of this Agreement. Once selected, a party may permanently remove a neutral from the panel after one year; however, the neutral may not be removed from any case to which he/she has already been assigned without agreement between the Company and the Union. If a panel member is removed by a party, voluntarily removes him/herself from the panel, or can no longer act as a neutral (e.g., death, illness, retirement), the parties will select a mutually agreeable permanent replacement.
4.    Notwithstanding the foregoing, the parties may at any time agree to select a neutral who is not a member of its standing panel to sit as the Chairperson of the System Board of Adjustment.
C.    JURISDICTION

1.
The Board will have jurisdiction over any grievance between any Flight Attendant and the Company, or the Union and the Company, growing out of grievances or out of interpretation of any of the terms of this Agreement; provided, however, that the jurisdiction of the Board will not extend to changes in hours of employment, rates of compensation or working conditions. The Board will consider any grievances properly submitted to it by the Union or the Company when such grievances have been previously submitted to, but not settled, in accordance with the grievances procedure provided for in this Agreement.

2.	Each grievance presented to the Board will be treated as a separate case, unless the parties mutually agree otherwise.

3.	Appeals to the Board will be made in writing with a copy of the grievance attached, and will contain the following:

a.	A statement of facts;

b.	The question(s) at issue;

c.	The position of the appealing party;

d.	The understood position of the other party;

e.	Specific provisions of the Agreement alleged to have been violated; and

f.	The remedy sought by the appealing party.

D.    DOCUMENTS, WITNESSES, EVIDENCE AND REPRESENTATION

1.    The Union will designate its representative and the Company will designate its representative. Evidence may be presented either orally, in writing, or both.

2.    Witnesses may testify telephonically, provided that the party, whose witness(s) will testify telephonically, has notified the other party prior to the hearing date.

3.	The number of witnesses summoned at any time will not be greater than the number which can be spared from the Company’s operation without interference with the services of the Company.

4.	Unless the parties mutually agree otherwise, a stenographic report is to be taken.

E.    EXECUTIVE SESSION
Following the hearing, or at any time prior to the issuance of a final decision in the matter, upon the request of any member of the Board, the members of the Board will convene in executive session.
F.    LOCATION OF BOARD HEARINGS
Board hearings will be held at a location agreed to by the parties on a case by case basis. If the parties are unable to agree to a location, the case will be heard at the Company’s corporate headquarters or within the general vicinity of the Company’s corporate headquarters.
G.    EXPENSES – ARBITRATOR/WITNESSES/HEARING
1.    The parties will each pay the cost and expenses of their own attorneys and/or advocates, witnesses and Board Members.
2.    Unless otherwise provided in this Agreement, all fees and

expenses of the arbitrator and those related to the conduct of the hearing will be borne equally by the Company and the Union (e.g., hearing room rental, arbitrator fees and travel expenses, court reporter, transcript, etc.)
3.    The grievant (whether an employee of the Company or not), employee witnesses, employee board members, and representatives who are employees of the Company will be provided roundtrip positive space transportation on the lines of the Company from their point of duty or assignment, if applicable, to the location at which they must appear as witness or representatives.
4.    Should a hearing before the Board be postponed or canceled without mutual consent of the Company and the Union, the party postponing or cancelling will bear any and all expenses incurred by the arbitrator and those related to the postponement or cancellation of the hearing (e.g., arbitrator cancellation fee and travel expenses, hearing room rental, etc.).

ARTICLE 20
MISSING, INTERNMENT, HOSTAGE, OR PRISONER OF WAR BENEFITS

A.	GENERAL

Any Flight Attendant who, while in the performance of duties for the Company, through no fault of his/her own becomes illegally interned (e.g., jailed, confined, etc.), is held as a prisoner of war, is hijacked or is held hostage (hereafter collectively referred to as “illegally interned”) will accrue seniority and longevity, and will receive the following benefits until he/she returns to active employment with the Company or as otherwise provided in this Section:

1.
The Flight Attendant will be paid his/her average monthly compensation received during the last 3 months of the last 6 months she/he worked with the Company, less legally mandated deductions and deductions and contributions previously authorized by the Flight Attendant. Where the Flight Attendant would be entitled to longevity raises, the Flight Attendant will be paid in accordance with those raises.

2.	Full vacation and sick leave credit will continue to accrue.

3.
This Article does not apply in situations where the Flight Attendant is interned/held/retained legally in another country (e.g. held pursuant to Canada’s Immigration and Refugee Protection Act) or otherwise missing.

4.	To the extent permitted by law, travel agreements (including interline agreements) and Company policy, continuation of travel benefits for dependents of the Flight Attendant will continue.

B.	DEATH AND SURIVOR BENEFITS

1.
If death of a Flight Attendant is established, or if there is sufficient presumption of death, all benefits set forth in paragraphs A (1) through (3) above will cease and death/survivor benefits, if any, will be paid.

2.
If the parties are unable to confirm whether a Flight Attendant falling under this Section is alive or dead, compensation and other benefits under this Section will continue to be paid by the Company to the beneficiaries (or trust account) indicated in the Flight Attendant’s letter of instruction to the Company until death/survivor benefits, if any, are paid or until a twelve-month period has passed, whichever occurs first.

3.
The Company will require each Flight Attendant to execute and deliver to the Company a written direction in the form set forth in Paragraph 5 below. The monthly compensation set forth in Section A. above will be credited to such Flight Attendant and will be distributed according to written directions from the Flight Attendant.

4.
If a Flight Attendant due compensation under this Article has not completed a direction as per Paragraph 3 above, such compensation will be held in an interest bearing account at a federally-insured financial institution until the Flight Attendant is found or released and is able to claim the compensation. In the event of the Flight Attendant’s death, the proceeds of said account will be paid to the legal representative of the Flight Attendant’s estate.

5.	Form Of Written Direction

WRITTEN DIRECTION FOR DISBURSEMENT OF BENEFITS

TO: Frontier Airlines

DATE: ______________

In the event payment directly to me is not possible, you are hereby directed to pay all monthly compensation due me and any other benefits stipulated in the Agreement as follows:

$________ or __________% per month to (name) ____________, (address) _________________________________, as long as living, and thereafter to (name) ____________________, (address) ____________________________. The balance, if any amounts accruing after the death of the persons named above will be held for me and distributed as stipulated by Article 20 of the Collective Bargaining Agreement.

The foregoing directions may be modified from time to time by letter addressed to the Company and signed by the undersigned. Upon receipt by the Company, any such modification will become effective as of the postmarked date.

______________________
(Signature)

______________________
(Print name)

______________________
(Employee number)

ARTICLE 21
Drug and Alcohol Testing

A.	The Company will maintain and administer drug and alcohol testing programs in accordance with applicable federal laws and regulations and the Company’s drug testing program.

B.
A Flight Attendant will be considered to be on duty for pay purposes during the time he/she is required to undergo random drug/alcohol testing. If the testing occurs after scheduled release from duty at the end of a duty period, the Flight Attendant will notify Crew Scheduling of his/her release time immediately following such test.

C.	No Flight Attendant will be required to take a random alcohol/drug test on a scheduled day off.

D.	A Flight Attendant ordered to submit to a “reasonable suspicion” test will be permitted to contact a Union representative prior to the test provided that doing so does not delay the test.

E.	A Flight Attendant who is removed from a trip for drug/alcohol testing that does not result in a positive result will be made whole for any time lost.

F.	All Flight Attendants will be provided a copy of the Company’s FAA approved drug and alcohol program.

ARTICLE 22
SAFETY, SECURITY, HEALTH AND EAP
.

A.	GENERAL

1.
The Company recognizes that safety, security and health are subjects that are an essential part of the Flight Attendant’s working environment and will work with the Union’s Safety, Security, ASAP, EAP and Health committees to resolve concerns.

2.	Flight Attendants are not responsible for security sweeps, except in extreme circumstances.

3.
In the event of a bomb threat, Flight Attendants will not be required to search for bombs and/or suspicious and potentially dangerous items on an aircraft, or to remain on board during such a search while the aircraft is on the ground.

4.	The Company will maintain zero tolerance for assaults and/or interference involving crew members.

5.
The Company will notify a Flight Attendant upon learning that he/she may have been exposed to Hepatitis B, Tuberculosis and/or HIV virus in the course of his/her duties and will provide testing should an exposure event occur.

6.	Reasonable efforts will be made to standardize the configuration of safety/emergency equipment on each series of aircraft.

7.
Whenever the Company refers Flight Attendants for voluntary participation in the Company EAP, either verbally or in writing, the Company will also inform the Flight Attendant of the existence of the Union EAP.

8.	Professional Standards - When a conflict between Flight Attendants is brought to the attention of the Company in the first instance, the Company may refer the matter to the Union EAP.

B.	AFA SAFETY, SECURITY AND HEALTH COMMITTEE

1.	Upon request, the Company will meet with the Union’s Safety, Security and Health Committee Chairs and EAP Chairs to address important issues.

2.	Upon request the Company will provide the Union a copy of the OSHA300A report as provided to OSHA.

3.	The Company recognizes the Union Accident Investigation Team (“Go Team”) as potentially active participants in an accident investigation under the purview of the NTSB.

C.	ACCIDENT/HIJACKING

1.	Upon learning of an aircraft accident or hijacking involving a Company aircraft with a Flight Attendant onboard, the Company will promptly notify the MEC President or designee.

2.	The Company will provide the Union with the reports pertaining to accidents or hijackings, provided such reports:

a.	Are reasonably related to the duties and responsibilities of the Union as representative of the Frontier Flight Attendants;

b.	Are reasonably available or producible without undue burden to the Company;

c.	Do not contain or refer to confidential information of the Company or its employee, partners, or affiliates; and

d.	Are not precluded from disclosure based on state or federal privacy laws or any other law or regulation.

ARTICLE 23
GENERAL

A.	COMMUTER POLICY

1.
The Company recognizes Flight Attendants' desire to live in locations other than their base. The Company’s commuter policy is intended to protect registered Flight Attendant Commuters (“FACs”) from a dependability infraction when unable to report for duty in base. Once registered with the Company as a commuter, the Flight Attendant is responsible for reporting to assignments in a timely manner and rested for a full duty period. The following provisions are not intended to relieve Flight Attendants of that responsibility.

2.	The FAC policy does not alleviate the FAC's responsibility to attend mandatory personal meetings scheduled with Company management.

3.
Commuting crew members are not exempt from the Company’s carry-on baggage policy which has been approved and is monitored by the FAA. This policy is in effect for Flight Attendants traveling to and from work. Please refer to the carry-on baggage policy posted on the Company’s public website, www.FrontierAirlines.com, for the current policy.

4.
Registered City

A FAC must register his/her commuter city with the Company. Flight Attendants may commute from sister-cities that are within 180 miles of their commuter city. The commuter city may not be changed more than three times a year unless individual authorization is given by Inflight Management. The FAC policy applies only on Frontier Airlines and to carriers on which the Company has direct access to their computer reservation system.

5.	Flight Listing

a.
The FAC will select a primary and back-up flight with available seats. “Available” is defined as at least one seat open through https://ifc.id90.com, or other designated online flight listing system, when the Flight Attendant lists within 12 hours of departure from the FAC's registered city. The number of non-revenue passengers listed does not impact this policy.

b.	The back-up flight, per the published schedule, must allow the FAC to report at base and check-in on-time.

c.
The cabin jumpseat may be utilized as the FAC's primary flight but may not be considered as his/her back-up flight. At times, Company management or training personnel (e.g., Check Flight Attendants, Instructors on Company Business) will occupy the additional jumpseat, and the FAC must plan accordingly.

d.	A FAC receives no preferential treatment regarding priority for the cabin jumpseat in either direction from his/her registered city; all published jumpseat guidelines are in effect.

6.	Documentation

The FAC must be able to provide documentation to his/her Inflight Manager to substantiate listing and standing-by for two available flights. Listing and standing-by documentation includes:

a.	Printout of F9-generated listings (e.g., auto-confirmation generated from website);

b.	Boarding coupon;

c.	Printout from customer service agent displaying non-revenue stand-by list;

d.	ACM form.

7.	Corrective Action Protection

a.	The FAC policy protects the FAC from the dependability corrective action if a circumstance beyond the FAC's control prevents reporting at base on-time for their trip. The four excusable incidents are:

(i)	Weather delay or cancellation;

(ii)	Mechanical delay or cancellation;

(iii)	Denied jumpseat due to seniority, or by ACM on Company Business;

(iv)	Unforeseen significant event (e.g. weight & balance, airport security breach, etc.).

b.
If the FAC’s flights are significantly delayed and the revised scheduled arrival into base is within 30 minutes prior to the FAC's report time, he/she must contact with Crew Scheduling and advise a Crew Scheduler of the delay and anticipated arrival into base. The FAC must be on the aircraft 40 minutes prior to departure in order to take the trip.

c.	Any issues other than the four types of events listed above will not be excused for the FAC under this policy (e.g., traffic, car problems, weather on the drive to the airport).

8.	Responsibilities

a.	A FAC unable to report to the aircraft within 20 minutes of his/her scheduled report time in base may be removed from that trip and replaced with a Reserve Flight Attendant.

b.
The Flight Attendant may be released from duty without pay for the portion of the trip he/she missed. The Flight Attendant may use the Automated Bid System, or Will Fly to replace the hours lost. A FAC must pick up time to meet the 60 hours requirement if the missed trip brings the Flight Attendant’s hours below 60. If the trip missed is the last trip of the month, the FAC must contact the Company.

c.
The Flight Attendant may resume the original trip, if applicable, on its return through base. The Reserve Flight Attendant would be removed at that time, and the FAC would resume the trip and paid according to hours flown for the remainder of the trip. The FAC will not be allowed to resume the trip out of base. The FAC must make every effort to reach base to complete the assigned trip.

9.	Training
Training assignments for FACs will be treated the same as reporting for a scheduled trip, and the FAC must follow all procedures outlined in this Section A and Article 7. The FAC is responsible for contacting the Training Administrator for rescheduling the missed class. The FAC is solely responsible for maintaining in-flight qualification.

10.	Reserve
A Flight Attendant on Reserve may be registered as a FAC. Using the above-stated reporting procedures, the Reserve FAC must be able to arrive in base prior to 0001 of Day 1 of a series of days on Reserve. A Reserve Flight Attendant pre-assigned a trip, if released by Crew Scheduling until report time, may utilize the above-stated reporting procedures with regards to reporting in base for the assigned trip. Reserve FACs will not receive, nor request, preferential treatment from Crew Scheduling with regard to trip assignment or scheduling.

B.	INFLIGHT RETIREMENT RECOGNITION
The steps to take when preparing for retirement as a Flight Attendant from the Company are:

1.	A Flight Attendant must have at least 5 years in Inflight Services to qualify for Inflight Retirement Recognition.

2.	The Flight Attendant will make an appointment with his/her Inflight Manager at least 30 days prior to his/her last flight, preferably prior to the Flight Attendant’s last bid.

3.	The Flight Attendant will not set a date for his/her last flight until he/she has met with the Inflight Manager; this is the time the date will be set.

4.
The Flight Attendant may have up to four family members join him/her on his/her last flight. The Flight Attendant will provide the names to the Inflight Manager at least a week prior to the last flight, so positive space reservations may be made.

C.	RETAINED MANAGEMENT RIGHTS

1.
Except as restricted by the express terms of this Agreement, the Company will retain all rights to manage and operate its business and work force, including but not limited to: the right to sell or discontinue all or part of the business; to sell or lease aircraft or facilities; to determine where and when to operate scheduled or unscheduled flights; to determine its marketing methods and strategies, and to enter into code sharing, affiliation or marketing agreements with other carriers; to invest (including equity investments) in other business entities including, without limitation, other air carriers; and to determine the number and type of aircraft it will utilize.

2.
The exercise of any right reserved herein to management in a particular manner, or the non-exercise of such right, will not operate as a waiver of the Company’s rights hereunder, or preclude the Company from exercising the right in a different manner.

3.
Nothing in this Agreement will restrict the right of Inflight Management to fly as crew members to maintain proficiency and to provide expertise and assistance to Flight Attendants in the form of supervision, instruction and demonstration to achieve the goal of superior service to all passengers. When a Flight Attendant is displaced from his/her scheduled flight assignment by a management/supervisory/inflight Flight Attendant, he/she will be released from all duty and paid as if flown. The Company will provide as much notice as possible of the displacement to the Flight Attendant.

ARTICLE 24
EQUITY, PROFIT-SHARING, AND WAGE & BENEFIT SNAPBACKS

A.	EQUITY PARTICIPATION

Flight Attendants will be entitled to equity in the Company (the “Equity Participation”) as described herein:

1.	The value of the Equity Participation is $16.0 million.

2.
The Equity Participation value will be converted to first dollar equity in the Company at a ratio of the greater of $0.18 per dollar of new equity invested in the Company, or any higher rate offered to any other key stakeholder in the restructuring process.

3.
The terms of the Equity Participation by and for the benefit of the Participating Flight Attendants will be equal to the terms obtained by a third party investor in an Equity Event or, if the Equity Event is a public offering of securities in the Company, the form of securities offered in the public offering.

4.	Other minority investor rights by and for the benefit of the Participating Flight Attendants will be negotiated, including tagalong rights and customary dragalong rights.

5.
Vesting: The Equity Participation will vest in proportion to the actual Investments as set forth in the letter dated October 11, 2011 between the Company and the Union entitled “Flight Attendant Restructuring Investments”. To the extent the Investments as set forth in the referenced letter cease or are not made, the value of the Equity Participation in Paragraph A.1.a above will be reduced by the net present value discount rate of 15%

B.	PROFIT SHARING PROGRAM.

The Company has established a Profit Sharing Plan (the “PSP”) for employees participating in the Company’s restructuring efforts. According to the terms of the PSP, the Company will make contributions as follows:

1.	For pre-tax earnings greater than 2%, but less that 4% of total Company revenue, 50% will be contributed to the PSP.

2.	For pre-tax earnings greater than 4%, but less than 6% of total Company revenue, 25% will be contributed to the PSP.

3.	For pre-tax earnings greater than 6% of total Company revenue, 10% will be contributed to the PSP.

4.
50% of contributions to the PSP will be allocated to the Frontier pilots and the remaining 50% will be allocated to the other participating Frontier employee groups in proportion to their contribution. The proportional share of the Flight Attendant group is 18% of the 50% share of the non-pilot groups.

5.	The Company will distribute all profit sharing payments no later than April 30 of each year based on the audited results from the preceding calendar year.

C.	SNAPBACKS

1.	The overtime threshold, per diem and holiday pay will be reinstated if the Company is profitable for two consecutive years with pretax profits in excess of 5%, after profit sharing.

2.
The Company’s matching contribution to the 401K Plan will be reinstated if the Company posts 2 straight years of pre-tax profits in excess of 5%, after profit sharing. The Company retains the right to restore the Company’s matching contribution partially or fully in its discretion. Effective with the first paycheck in July 2016, the Company’s matching contribution to the 401k Plan will be reinstated.

D.	ADDITIONAL PROVISIONS

Equity Participation as set forth in Paragraph A above and participation in the PSP as set forth in Paragraph B above, will be exclusively for Frontier Flight Attendants on the Frontier Flight Attendant Seniority List as of January 1, 2012. This exclusion includes anyone who changes Class and Craft as outlined in Article 10 Seniority of this Agreement.

ARTICLE 25
DURATION

A.
This Agreement will become effective on the date of signing and will continue in full force and effect until March 1, 2016 and will renew itself without change until each succeeding March 1 thereafter unless written notice of an intended change is served in accordance with Section 6, Title 1, of the Railway Labor Act, as amended, by either party hereto at least 30 days, but no more than 240 days, prior to March 1, 2016 or any March 1 of any subsequent year.

B.
Notwithstanding paragraph A. above, during the duration of this Agreement should Frontier Airlines, Inc. earn more than a 5% annual pretax profit, after payment of profit sharing payments, if any, for any two consecutive years, then the Association may reopen this Agreement for the limited purpose of negotiating over rates of pay, with the goal of achieving rates consistent with peer group (LCC) Flight Attendants.

C.	This Agreement shall be effective August 29, 2011 and shall remain in full force and effect as outlined by the terms of this Article.

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement this 14th day of October, 2011.